Exhibit 10.1

Execution Version

TRANSACTION AGREEMENT

by and between

FIVE STAR SENIOR LIVING INC.

and

SENIOR HOUSING PROPERTIES TRUST

April 1, 2019

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Exhibits

Exhibit A               —            Form of New FVE Guaranty
Exhibit B               —            Form of New Management Agreement
Exhibit C               —            Form of Omnibus Agreement

Schedule

Schedule 1 —       Monthly Rent Adjustment Schedule

ii

TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made as of April 1, 2019, by and between Five Star Senior Living Inc., a Maryland corporation (“FVE”), on behalf of itself and the other FVE Parties, and Senior Housing Properties Trust, a Maryland real estate investment trust (“SNH”), on behalf of itself and the other SNH Parties.

PRELIMINARY STATEMENTS

FVE, through certain subsidiaries, currently leases and manages certain real properties and improvements owned by SNH, through certain subsidiaries, which are currently operated as senior living communities.

SNH and FVE wish to restructure their existing relationship as contemplated by this Agreement and enter into certain other agreements and transactions as contemplated by this Agreement subject to the terms and conditions set forth herein.

NOW, THEREFORE, it is agreed:

SECTION 1
DEFINITIONS

1.1          Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth below:

(1)           “AAA”: the meaning given in Section 6.1(1).

(2)           “ABP Voting Agreement”: the meaning given in Section 2.1(5).

(3)           “Additional Charges”: the meaning given in the Existing Master Leases.

(4)           “Additional Consideration”: the meaning given in Section 2.2(3).

(5)           “Additional Rent”: the meaning given in the Existing Master Leases.

(6)           “Adjusted Base Number”: the meaning given in Section 5.11.

(7)           “Agreement”: this Transaction Agreement, together with the Schedule and Exhibits hereto, as it or they may be amended in accordance with the terms hereof.

(8)           “Applicable Working Capital Liabilities”: working capital liabilities of FVE and its subsidiaries not associated with FVE-owned assets, assets leased from HCP, Inc. or its subsidiaries or any ancillary businesses of FVE (such as Ageility Physical Therapy Solutions and rehabilitation and home health services).

(9)           “Arbitration Award”: the meaning given in Section 6.1(5).

(10)         “Base Number”: the meaning given in Section 5.11.

(11)         “Business Day”: any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by Law or executive action to close.

(12)         “Code”: the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

(13)         “Conversion Time”: the meaning given in Section 2.2(1).

(14)         “Disputes”: the meaning given in Section 6.1(1).

(15)         “Entity”: any corporation, general or limited partnership, limited liability company or partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, real estate investment trust, cooperative, any government or agency, authority or political subdivision thereof or any other entity.

(16)         “Excess Shares”: the FVE Common Shares to be issued to the holders of common shares of beneficial interest of SNH pursuant to the Share Issuances.

(17)         “Exchange Act”: The Securities Exchange Act of 1934 as amended from time to time, and the regulations promulgated and rulings issued thereunder.

(18)         “Existing Facility”: the Amended and Restated Credit Agreement dated as of February 24, 2017 by and among FVE and the subsidiaries of FVE identified therein as guarantors, Citibank, N.A., in its capacity as administrative agent and collateral agent, the financial institutions identified therein as lender parties and RBC Capital Markets, as syndication agent, with Citigroup Global Markets Inc. and RBC Capital Markets as joint lead arrangers and joint book running managers.

(19)         “Existing Guaranties”: the guaranty agreements executed by FVE or any of its subsidiaries guarantying the payment and / or performance of each tenant’s obligations under an Existing Master Lease.

(20)         “Existing Leased Properties”: the real properties and improvements owned by SNH, through its subsidiaries, which are leased to FVE or one of its subsidiaries under an Existing Master Lease.

(21)         “Existing Managed Properties”: the real properties and improvements owned by SNH, through its subsidiaries, which are managed by FVE Managers or FVE IL Managers, as applicable, pursuant to an Existing Management Agreement.

(22)         “Existing Management Agreements”: the Management Agreements between FVE Managers or FVE IL Managers, as applicable, and a subsidiary of SNH and any other Management Agreement entered into by and between FVE Managers or FVE IL Managers, as applicable, and a subsidiary of SNH prior to the Conversion Time.

(23)         “Existing Master Leases”: the Master Lease Agreements between FVE and certain of its subsidiaries, as tenant, and SNH and certain of its subsidiaries, as landlord.

(24)         “Existing Pooling Agreements”: the Pooling Agreements between FVE Managers or FVE IL Managers, as applicable, and certain subsidiaries of SNH.

(25)         “Form S-1” means a registration statement on Form S-1, together with any amendments or supplements thereto, to be filed by FVE with the SEC relating to the Share Issuances.

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(26)         “FVE”: the meaning given in the Preamble.

(27)         “FVE Articles of Amendment”: the meaning given in Section 3.1(7).

(28)         “FVE Board Recommendation”: the meaning given in Section 5.7.

(29)         “FVE Common Shares”: the meaning given in Section 2.1(5).

(30)         “FVE IL Managers”: FVE IL Managers, Inc., a Maryland corporation.

(31)         “FVE Managers”: FVE Managers, Inc., a Maryland corporation.

(32)         “FVE Parties”: FVE, FVE IL Managers, FVE Managers, and any other subsidiary of FVE that is a party to a Transaction Document.

(33)         “FVE Plan”: the meaning given in Section 4.1(2)(a).

(34)         “FVE Required Approvals”: the meaning given in Section 3.2(1).

(35)         “FVE Stockholder Meeting”: the 2019 Annual Meeting of Stockholders of FVE, including for the purpose of seeking the Required Stockholder Approval, including any postponement or adjournment thereof, or such separate meeting of the Stockholders of FVE as may be required after such 2019 Annual Meeting of Stockholders for the purpose of seeking the Required Stockholder Approval.

(36)         “GAAP”: generally accepted accounting principles in the United States applied on a consistent basis.

(37)         “Governmental Authority”: any court, agency, authority, board (including environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or any state or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over any SNH Party or FVE Party or any Property, or any portion thereof or the business conducted thereon.

(38)         “Laws”: all laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of any Governmental Authority.

(39)         “Material Contract”: any contract, agreement, document or other obligation that is required to be filed by FVE pursuant to Regulation S-K under the Exchange Act as an exhibit to any filing with the SEC (or, if FVE at any time is no longer required to make filings with the SEC, then such as would have been required if FVE had continued to be subject to such filing obligations).

(40)         “Minimum Rent”: the meaning given in the Existing Master Leases.

(41)         “Monthly Rent Adjustment Amount”: with respect to an Existing Leased Property, the amount specified for such Existing Leased Property on Schedule 1.

(42)         “Nasdaq”: The Nasdaq Stock Market LLC (or any other nationally recognized securities exchange).

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(43)         “New FVE Guaranty”: the Guaranty in the form attached as Exhibit A.

(44)         “New Management Agreement”: a Management Agreement in the form attached as Exhibit B.

(45)         “Omnibus Agreement”: the Omnibus Agreement in the form attached as Exhibit C.

(46)         “Person”: any individual or Entity.

(47)         “Properties”: the Existing Leased Properties and the Existing Managed Properties.

(48)         “Proxy Statement”: a proxy statement in preliminary and definitive form relating to the FVE Stockholder Meeting, together with any amendments or supplements thereto.

(49)         “Qualifying PP&E”: plant, property and equipment located at a Property, specifically excluding motor vehicles and consumable inventory and supplies.

(50)         “Record Date”: the date designated by SNH as the record date for the determination of the shareholders of SNH entitled to receive the right to the Excess Shares.

(51)         “Registration Rights Agreement”: the Registration Rights Agreement, dated as of August 4, 2009, between SNH and FVE, as amended pursuant to this Agreement.

(52)         “Required Approvals”: the meaning given in Section 3.2(1).

(53)         “Required Licenses”: all material licenses, permits, consents, authorizations, approvals, registrations and certificates (including certificates of need) required to be issued by or from all applicable Governmental Authorities to continue to operate or manage the Properties as currently operated after giving effect to the Restructuring Transactions (including as an assisted living facility, skilled nursing facility, personal care home or other senior living facility).

(54)         “Required Stockholder Approval”: the approval of  the Share Issuances by the affirmative vote of at least a majority of all the votes cast by the holders of outstanding FVE Common Shares entitled to vote at the FVE Stockholder Meeting.

(55)         “Restricted Payment” means the declaration or payment of any dividend or other distribution of assets, properties, cash, rights, obligations or securities to any person on account of the capital stock of FVE or the purchase, redemption or other acquisition for value of any shares of capital stock of FVE, whether now or hereafter outstanding.

(56)         “Restructuring Transactions”: the meaning given in Section 2.2.

(57)         “Rules”: the meaning given in Section 6.1(1).

(58)         “SEC”: the United States Securities and Exchange Commission (including the staff thereof).

(59)         “Securities Act”: the Securities Act of 1933, as amended from time to time and the regulations promulgated and rulings issued thereunder.

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(60)         “Share Consideration”:  262,450,513 FVE Common Shares (subject to adjustment for any stock split, reverse stock split, stock dividend, combination or other recapitalization or reclassification of the FVE Common Shares effected after the date hereof and subject to adjustment pursuant to Section 5.11).

(61)         “Share Issuances”: the issuances of FVE Common Shares as contemplated by Section 2.2(2).

(62)         “SNF Property”: a Property which is currently being operated exclusively as a standalone skilled nursing facility.

(63)         “SNH”: the meaning given in the preamble to this Agreement.

(64)         “SNH Credit Agreement”: the Credit Agreement dated as of the date hereof by and among FVE, the subsidiaries of FVE party thereto and SNH.

(65)         “SNH Loan Documents”: the “Loan Documents” as defined in the SNH Credit Agreement.

(66)         “SNH Parties”: SNH and any other subsidiaries of SNH that are a party to a Transaction Document.

(67)         “SNH Required Approvals”: the meaning given in Section 3.1(1).

(68)         “Solvent”: as to a particular Person and date, on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred and does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities of a Person shall be computed as the amount that, in the light of all the facts and circumstances existing at such time (including, without limitation, after taking into account appropriate discount factors for the present value of future contingent liabilities), represents the amount that can reasonably be expected to become an actual or matured liability.

(69)         “Transaction Documents”: this Agreement, any New Management Agreement, the SNH Credit Agreement, the New FVE Guaranty, the Omnibus Agreement and all other documents executed in connection therewith or the transactions contemplated hereunder or thereby.

(70)         “Transition Period”: the period of time beginning February 1, 2019 and ending at the Conversion Time.

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SECTION 2
TRANSACTIONS

2.1          Preliminary Matters.

(1)           Existing Master Lease Rent.

(a)           Notwithstanding anything in the Existing Master Leases to the contrary, (i) commencing February 1, 2019, the aggregate amount of monthly Minimum Rent payable under the Existing Master Leases will be $11,000,000 per month, subject to adjustment as set forth below, with such amount being otherwise due and payable in accordance with the terms of the Existing Master Leases, and (ii) during the Transition Period, no Additional Rent will be due and payable.  All Additional Charges or other amounts due and payable by FVE under the Existing Master Leases will continue to be due and payable and all other terms and conditions of the Existing Master Leases will continue to be in full force and effect in accordance with the applicable Existing Master Lease.

(b)           If an Existing Master Lease terminates with respect to any Existing Leased Property (due to a sale or otherwise), then the monthly Minimum Rent will be reduced by an amount equal to the Monthly Rent Adjustment Amount for the Existing Leased Property as to which such Existing Master Lease terminated (provided, if termination occurs on a day other than on the last day of a month, the Monthly Rent Adjustment Amount for the month in which such termination occurred will be adjusted to reflect the portion of the month prior to such termination).

(c)           Notwithstanding the foregoing, if the Required Stockholder Approval has not been obtained by December 31, 2019, then the provisions of Section 2.1(1)(a) and Section 2.1(1)(b) will cease to be in effect, Minimum Rent will be required to be paid in accordance with the Existing Master Leases for all periods after December 31, 2019 and the Existing Master Leases will otherwise continue in full force and effect in accordance their terms.

(2)           SNH Credit Agreement.  Contemporaneously with the execution of this Agreement, SNH and FVE are entering into the SNH Credit Agreement, which is secured by certain real properties owned by subsidiaries of FVE and pursuant to which SNH has agreed to make available a line of credit to FVE on the terms and conditions set forth therein of up to $25,000,000.

(3)           Existing Facility.  FVE shall use its diligent, best efforts to amend, refinance, extend or replace its Existing Facility with a new credit facility on commercially reasonable terms (including with respect to security, committed amount and term) as soon as practicable, but in any event not later than the current scheduled maturity date of the Existing Facility.

(4)           PP&E Sale.

(a)           On the date of this Agreement, subject to Section 2.1(4)(b), SNH, directly or through one or more of its subsidiaries, will purchase from FVE and its subsidiaries all unencumbered Qualifying PP&E related to the Existing Leased Properties owned by FVE and its subsidiaries as of such date for a purchase price equal to the projected depreciated value of such Qualifying PP&E as of March 31, 2019 (determined in accordance with GAAP) and otherwise on terms that are mutually satisfactory to SNH and FVE.

(b)           SNH will pay FVE $50,000,000 in respect of the Qualifying PP&E being purchased by it pursuant to Section 2.1(4)(a) upon the execution of this Agreement by

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FVE and SNH.  Promptly following the closing of FVE’s accounting records for March 2019, the actual amount of such Qualifying PP&E as of March 31, 2019 and the depreciated value thereof will be determined based on such accounting records.  If it is determined that (i) SNH paid more than the depreciated value of such Qualifying PP&E as of March 31, 2019, FVE shall promptly refund SNH (or its designees) an amount equal to such overpayment, or (ii) SNH paid less than the depreciated value of such Qualifying PP&E  as of March 31, 2019, SNH (or its designees) shall promptly pay FVE an amount equal to such underpayment.  Notwithstanding the foregoing, in no event will SNH be required to pay more than $60,000,000 for such Qualifying PP&E, and if the depreciated value of such Qualifying PP&E as of March 31, 2019 is greater than $60,000,000, and SNH does not elect to pay such depreciated value, SNH and FVE will work in good faith to adjust the amount of the Qualifying PP&E purchased by SNH pursuant to Section 2.1(4)(a) to an amount that has a depreciated value of not more than $60,000,000 as of March 31, 2019.

(c)           At the Conversion Time, or promptly thereafter, subject to Section 2.1(4)(d), SNH, directly or through one or more of its subsidiaries, will purchase from FVE and its subsidiaries all unencumbered Qualifying PP&E related to the Existing Leased Properties acquired by FVE and its subsidiaries after the date of this Agreement with the approval of SNH, and may elect to purchase any other Qualifying PP&E or other motor vehicles related to the Existing Leased Properties owned by FVE or its subsidiaries as of the Conversion Time, for a purchase price equal to the depreciated value of such Qualifying PP&E or motor vehicles as of the Conversion Time (determined in accordance with GAAP) and otherwise on terms that are mutually satisfactory to SNH and FVE.

(d)           SNH will purchase the Qualifying PP&E and / or motor vehicles pursuant to Section 2.1(4)(c) promptly following the closing of FVE’s accounting records for the month in which the Conversion Time occurs for a purchase price equal to the depreciated value of such Qualifying PP&E and / or motor vehicles as determined based on such accounting records.

(e)           The purchase price paid by SNH for the Qualifying PP&E purchased by it pursuant to this Section 2.1(4) may be used by FVE for working capital and general corporate purposes; provided in no event will FVE (directly or indirectly) use such amounts to fund any Restricted Payment.

(5)           Stockholder Approval.  SNH hereby irrevocably agrees that at any meeting of the stockholders of FVE called for such purpose, and at any adjournment thereof, held on or before the Conversion Time, it will vote all shares of common stock of FVE (“FVE Common Shares”) which SNH is entitled to vote in favor of the Share Issuances.   The parties acknowledge that ABP Trust, a Maryland statutory trust, contemporaneously with the execution of this Agreement, has entered into a voting agreement with FVE (the “ABP Voting Agreement”) pursuant to which it has also irrevocably agreed to vote all FVE Common Shares which it is entitled to vote in favor of the Share Issuances at any meeting of stockholders of FVE called for such purpose and any adjournment thereof, held on or before the Conversion Time.  FVE agrees that it will not terminate, amend or waive any provision of the ABP Voting Agreement without the prior written consent of SNH.

(6)           Termination Rights.  Notwithstanding anything in an Existing Master Lease, Existing Pooling Agreement or Existing Management Agreement to the contrary, and in addition

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to any termination rights set forth therein, during the Transition Period SNH, directly or through one or more of its subsidiaries, shall have the right at any time, without the consent of FVE or the payment of any termination or other incremental fees to FVE (but with the monthly Minimum Rent reduced in accordance with Section 2.1(1)(b) if applicable), to terminate any Existing Management Agreement for, or terminate any Existing Master Lease with respect to (a) any SNF Property, and (b) any other Property (which Properties shall be selected by SNH in its sole discretion) in connection with the sale of such Property, provided the aggregate gross sale proceeds for Properties removed pursuant to this clause (b) shall not exceed $775,000,000.

2.2          Restructuring Transactions.  If the conditions set forth in Section 3 are satisfied as of the Conversion Time, the following transactions (the “Restructuring Transactions”) shall occur:

(1)           Termination of Agreements.  At 12:00:01 a.m. (Boston local time) on January 1, 2020 (as such time may be extended pursuant to Section 3.3, the “Conversion Time”) all Existing Management Agreements, all Existing Master Leases, all Existing Pooling Agreements and the Existing Guaranties will terminate, except as set forth in Section 5.7 and for such indemnification obligations under such agreements which by their terms survive termination, and the Omnibus Agreement, each New Management Agreement and the New FVE Guaranty shall be released from escrow and be in force and effect as of the Conversion Time.

(2)           Share Issuances.  Effective as of the Conversion Time, and as promptly as practicable thereafter, FVE shall (a) issue to SNH such number of FVE Common Shares as is necessary to cause SNH, together with its then owned FVE Common Shares, to own 34% of the outstanding FVE Common Shares determined without taking into account any unvested FVE Common Shares or options for or other securities convertible into FVE Common Shares held by Persons other than SNH  and (b) issue to the existing holders of common shares of beneficial interest of SNH as of the Record Date, on a pro rata basis based on the number of common shares of beneficial interest of SNH held by each such holder, such number of FVE Common Shares as equals the Share Consideration less the FVE Common Shares issued to SNH pursuant to Section 2.2(2)(a).

(3)           Additional Consideration.  In consideration of the Share Issuances, SNH will provide FVE with $75,000,000 of additional consideration (the “Additional Consideration”) in the following order until the full amount of the Additional Consideration has been provided: (a) first, to the reduction on a dollar for dollar basis of the then outstanding amount due SNH under the SNH Credit Agreement, if any; (b) next, to the payment or by the assumption by SNH of Applicable Working Capital Liabilities; and (c) then, cash to FVE; provided in no event will FVE (directly or indirectly) use any Additional Consideration to fund any Restricted Payment.

SECTION 3
CONDITIONS TO RESTRUCTURING TRANSACTIONS

3.1          Conditions to Obligations of SNH.  The obligation of SNH to consummate the Restructuring Transactions is subject to the satisfaction of the following conditions as of the Conversion Time:

(1)           Required Approvals.  Subject to Section 3.3, the Required Stockholder Approval, the Required Licenses (or such assurances as may be satisfactory to each of FVE and SNH that the Required Licenses will be issued by the applicable Governmental Authority on, or retroactively to, the Conversion Time), and any other consent or approval of any other third party required for the consummation of the Restructuring Transactions (collectively, the “SNH

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Required Approvals”), shall have been obtained on terms and conditions satisfactory to SNH in its reasonable discretion.

(2)           Form S-1.  The Form S-1 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-1 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(3)           Nasdaq.  The FVE Common Shares to be issued pursuant to the Share Issuances shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(4)           Documents to be Delivered:

(a)           FVE or its respective subsidiaries shall have executed and delivered to SNH in escrow the Omnibus Agreement and a New Management Agreement with respect to each Property, each with an effective time of the Conversion Time;

(b)           FVE shall have executed and delivered to SNH in escrow the New FVE Guaranty with an effective time of the Conversion Time; and

(c)           FVE or its respective subsidiaries shall have executed and delivered to SNH in escrow such other agreements and documents reasonably necessary to terminate the Existing Master Leases, Existing Management Agreements and Existing Guaranties or otherwise reasonably requested by SNH.

(5)           FVE Representations and Covenants.  The representations and warranties of the FVE Parties in this Agreement and in each other Transaction Document shall be true, correct and complete in all material respects (or in all respects to the extent qualified by materiality) on and as of the Conversion Time as if made as of the Conversion Time (unless such representation and warranty is made as to a specific date in which case it shall be true, correct and complete in all material respects as of such date) and the FVE Parties shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement and such Transaction Documents on or before the Conversion Time.

(6)           Solvency.  SNH shall have received the written representation of FVE that FVE and its subsidiaries, on a consolidated basis, are Solvent as of the Conversion Time on a pro forma basis after giving effect to the Restructuring Transactions accompanied by a pro forma balance sheet and a pro forma liquidity forecast in reasonable detail supporting such representation and certified by FVE’s chief financial officer as having been prepared in good faith based on assumptions which such chief financial officer believes to be reasonable as of the Conversion Time.

(7)           FVE Articles of Amendment.  Prior to the Conversion Time, FVE’s charter shall be amended to increase the number of authorized FVE Common Shares such that the number of authorized and unissued FVE Common Shares not otherwise reserved for issuance is at least equal to the Share Consideration (the “FVE Articles of Amendment”).

(8)           No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of any of the Restructuring Transactions or any of the other transactions contemplated by this Agreement shall be in effect.

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3.2                               Conditions to Obligations of FVE.  The obligation of FVE to consummate the Restructuring Transactions is subject to the satisfaction of the following conditions as of the Conversion Time:

(1)                                 Required Approvals. Subject to Section 3.3, the Required Licenses (or such assurances as may be satisfactory to each of FVE and SNH that the Required Licenses will be issued by the applicable Governmental Authority on, or retroactively to, the Conversion Time) and any other consent or approval of any other third party required for the consummation of the Restructuring Transactions (collectively, the “FVE Required Approvals”, and together with the SNH Required Approvals, the “Required Approvals”) shall have been obtained on terms and conditions satisfactory to FVE in its reasonable discretion.

(2)                                 Documents to be Delivered:

(a)                                 SNH or its respective subsidiaries shall have executed and delivered to FVE in escrow the Omnibus Agreement and a New Management Agreement with respect to each Property, each with an effective time of the Conversion Time; and

(b)                                 SNH or its respective subsidiaries shall have executed and delivered to FVE in escrow such agreements and documents reasonably necessary to terminate the Existing Master Leases, Existing Management Agreements and Existing Guaranties or otherwise reasonably requested by FVE.

(3)                                 SNH Representations and Covenants.  The representations and warranties of the SNH Parties in this Agreement and in each other Transaction Document shall be true, correct and complete in all material respects (or in all respects to the extent qualified by materiality) on and as of the Conversion Time as if made as of the Conversion Time (unless such representation and warranty is made as to a specific date in which case it shall be true, correct and complete in all material respects as of such date) and the SNH Parties shall have performed in all material respects all covenants and obligations required to be performed by them under this Agreement and such Transaction Documents on or before the Conversion Time.

(4)                                 No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of any of the Restructuring Transactions or any of the other transactions contemplated by this Agreement shall be in effect.

3.3                               Required Approvals; Extension.  If any Required Approval (other than the Required Stockholder Approval) has not been obtained by December 31, 2019, and the failure to obtain such Required Approval has not been mutually waived by each of FVE and SNH and is not the result of a breach or default by any FVE Party under this Agreement, then FVE and SNH shall work in good faith to determine whether an alternative exists that is satisfactory to SNH and FVE which would permit the Restructuring Transactions, or a portion of them, to proceed as of 12:00:01 a.m. on January 1, 2020 without such Required Approval and without material adverse impact to either FVE or SNH; provided in no event will SNH be required to agree to an alternative that SNH in good faith believes will result in its recognition of more than a de minimis amount of income to SNH that does not qualify as “rents from real property” under Section 856(d) of the Code or that otherwise adversely affects SNH’s qualification for taxation as a “real estate investment trust” under the Code.  If FVE and SNH are unable to agree to an alternative that would permit the Restructuring Transactions, or a portion of them, to proceed as of 12:00:01 a.m. on January 1, 2020 without such Required Approvals, and the failure to have such Required Approvals is the only condition set forth in Section 3 that has not been met as of 12:00:01 a.m.

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on January 1, 2020, then the Conversion Time shall be automatically extended to 12:00:01 a.m. on January 1, 2021.

SECTION 4

REPRESENTATIONS AND WARRANTIES

4.1                               FVE Representations and Warranties.  FVE represents and warrants to SNH that:

(1)                                 Organization.  Each FVE Party is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization or formation and has the requisite power and authority under the Laws of such state and its organizational or governing documents to conduct its business as it is now being conducted and to own and operate its properties and assets, to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated by the Transaction Documents to which it is a party.

(2)                                 Capitalization.

(a)                                 As of the date of this Agreement, (i) there are 75,000,000 authorized FVE Common Shares, and (ii) (A) 50,839,512 FVE Common Shares are issued and outstanding, and (B) 2,528,500 FVE Common Shares are reserved for future issuance pursuant to the Five Star Senior Living Inc. (f/k/a Five Star Quality Care, Inc.) 2014 Equity Compensation Plan (the “FVE Plan”).

(b)                                 (i) All of the issued and outstanding FVE Common Shares are duly authorized, validly issued, fully paid and non-assessable and no class or series of shares of stock of FVE is entitled to preemptive rights; (ii) the FVE Common Shares to be issued pursuant to the Share Issuances shall be, when issued in accordance with the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; (iii) all FVE Common Shares reserved for future issuance as noted in Section 4.1(2)(a)(ii)(B) above, shall be, when issued in accordance with the terms and conditions of the Five Star Senior Living Inc. 2014 Equity Compensation Plan and instruments, if any, pursuant to which they are issuable, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (iv) there are no outstanding bonds, debentures, notes or other debts of FVE having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of FVE Common Shares may vote.

(c)                                  There are no outstanding subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, stock appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which FVE is a party or by which any of them is bound obligating FVE to (i) issue, deliver, transfer, sell or create, or cause to be issued, delivered, transferred, sold or created, additional shares of capital stock or other equity interests, or phantom shares or other contractual rights, the value of which is determined in whole or in part by the value of any equity security of FVE, or securities convertible into or exchangeable for such shares of capital stock or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, restricted stock units, dividend equivalent rights, warrants, calls, rights, profits interests, stock

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appreciation rights, phantom shares, convertible securities, rights of first refusal, preemptive rights or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests of FVE.

(d)                                 Except as set forth in the Registration Agreement or as disclosed or filed by FVE with the SEC, FVE is not under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of its securities under the Securities Act.

(3)                                 Authorization.  The execution and delivery by the FVE Parties of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary trust, corporate or limited liability company, as applicable, action on the part of the FVE Parties.  Each of the Transaction Documents, upon execution and delivery by a FVE Party, will be duly and validly executed by such FVE Party and will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws relating to creditors’ rights generally, (b) general principles of equity (whether applied in a proceeding at Law or in equity) and (c) any implied covenant of good faith and fair dealing.

(4)                                 No Violation.  The execution and delivery of the Transaction Documents by the FVE Parties does not, and the consummation of the transactions contemplated by the Transaction Documents will not, (a) conflict with, or result in any violation of or default under, any provision of any FVE Party’s organizational documents, (b) conflict with, or result in any violation of or default under, any Law or judgment applicable to any FVE Party or to which any of their properties or assets are subject, or (c) conflict with, or, with or without notice or the lapse of time, result in a breach, termination (or right of termination) or violation of or default under the terms of any agreement, contract, indenture or other instrument to which any FVE Party is a party or subject or to which any of their properties or assets are subject, except, with respect to the foregoing clauses (b) and (c), where such conflict, violation, termination or default would not have a material adverse effect on any FVE Party or any Property or impair or delay the consummation of any of the transactions contemplated by the Transaction Documents.

(5)                                 Approvals.  The execution and delivery by the FVE Parties of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents do not (a) require the consent, approval, order or authorization of any Person under any agreement, contract, indenture or other instrument or applicable Laws to which any FVE Party is a party or to which any FVE Party or any of their properties or assets are subject or (b) require any declaration, filing or registration with any Governmental Authority, except (i) the Required Approvals, (ii) the filing of the FVE Articles of Amendment with, and the acceptance for record of the FVE Articles of Amendment by, the Maryland Department of Assessment and Taxation, (iii) the filing with the SEC of the Proxy Statement and the Form S-1, and the declaration of effectiveness of the Form S-1, and any other filings required under securities Laws or the rules and regulations of Nasdaq, and (iv) those the failure of which to receive would not have a material adverse effect on any FVE Party or any Property or impair or delay the consummation of any of the transactions contemplated by the Transaction Documents.

(6)                                 Litigation.  No investigation, action or proceeding is pending and, to FVE’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, in respect of FVE or any of its subsidiaries which (a) questions

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the validity of any of the Transaction Documents or any action taken or to be taken pursuant thereto, (b) will result in any material adverse change in the business, operation, affairs or condition of any FVE Party, (c) will result in or subject any FVE Party or any SNH Party to a material liability; except, with respect to the foregoing clause (a), as would not have a material adverse effect on any FVE Party, any SNH Party or any Property or impair or delay the consummation of any of the transactions contemplated by the Transaction Documents.

(7)                                 No Default.  Neither FVE nor any FVE subsidiary is in default with respect to any of its indebtedness or under any Material Contract.

(8)                                 Approval Required.  With respect to FVE, the Required Stockholder Approval is the only vote of the holders of any class or series of shares of capital stock of FVE necessary to approve the Share Issuances.

4.2                               SNH Representations and Warranties.  SNH represents and warrants to FVE that:

(1)                                 Organization.  Each SNH Party is duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction of organization or formation and has the requisite power and authority under the Laws of such state and its organizational or governing documents to conduct its business as it is now being conducted and to own, lease and, to the extent applicable, operate its properties and assets and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder and consummate the transactions contemplated by the Transaction Documents.

(2)                                 Authorization.  The execution and delivery by the SNH Parties of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary trust, corporate or limited liability company, as applicable, action on the part of the SNH parties.  Each of the Transaction Documents, upon execution and delivery by an SNH Party, will be duly and validly executed by such SNH Party and will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws relating to creditors’ rights generally, (b) general principles of equity (whether applied in a proceeding at Law or in equity) and (c) any implied covenant of good faith and fair dealing.

(3)                                 No Violation.  The execution and delivery of the Transaction Documents by the SNH Parties does not, and the consummation of the transactions contemplated by the Transaction Documents will not, (a) conflict with, or result in any violation of or default under, any provision of any SNH Party’s organizational documents, (b) conflict with, or result in any violation of or default under, any Law or judgment applicable to any SNH Party or to which any of their properties or assets are subject, or (c) conflict with, or, with or without notice or the lapse of time, result in a breach, termination (or right of termination) or violation of or default under the terms of any agreement, contract, indenture or other instrument to which any SNH Party is a party or subject or to which any of their properties or assets are subject, except, with respect to the foregoing clauses (b) and (c), where such conflict, violation, termination or default would not have a material adverse effect on any SNH Party or any Property or impair or delay the consummation of any of the transactions contemplated by the Transaction Documents.

(4)                                 Approvals.  The execution and delivery by the SNH Parties of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents do not (a) require the consent, approval, order or authorization of any Person under

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any agreement, contract, indenture or other instrument or applicable Laws to which any SNH Party is a party or to which any SNH Party or any of their properties or assets are subject or (b) require any declaration, filing or registration with any Governmental Authority except (i) the Required Approvals, (ii) the filing of the FVE Articles of Amendment with, and the acceptance for record of the FVE Articles of Amendment by, the Maryland Department of Assessment and Taxation, (iii) the filing with the SEC of the Proxy Statement and the Form S-1, and the declaration of effectiveness of the Form S-1, and any other filings required under securities Laws or the rules and regulations of Nasdaq, and (iv) those the failure of which to receive would not have a material adverse effect on any FVE Party or any Property or impair or delay the consummation of any of the transactions contemplated by the Transaction Documents.

(5)                                 Litigation.  No investigation, action or proceeding is pending and, to SNH’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, in respect of SNH or any of its subsidiaries which questions the validity of any of the Transaction Documents or any action taken or to be taken pursuant thereto that would have a material adverse effect on any SNH Party or impair or delay the consummation of any of the transactions contemplated by the Transaction Documents.

SECTION 5

ADDITIONAL AGREEMENTS

5.1                               Conduct of Business by FVE.  FVE agrees that, from the date of this Agreement until the Conversion Time, it shall, and shall cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice and will comply in all material respects with each of its covenants as set forth in the SNH Loan Documents except, in each case, as may be consented to in writing by SNH (which consent shall not be unreasonably withheld, delayed or conditioned).

5.2                               Notices.  FVE will promptly notify SNH of any event or circumstance of which it has actual knowledge which could reasonably be expected to make any representation or warranty of any FVE Party under this Agreement untrue or misleading in any material respect or the satisfaction of any of the conditions set forth in Section 3 unlikely to occur.  SNH will promptly notify FVE of any event or circumstance of which it has actual knowledge which could reasonably be expected to make any representation or warranty of any SNH Party under this Agreement untrue or misleading in any material respect or the satisfaction of any of the conditions set forth in Section 3 unlikely to occur.

5.3                               Registration Rights Agreement.  SNH and FVE each acknowledge and agree that the FVE Common Shares being issued to SNH pursuant to the Share Issuances will constitute “Shares” and “Restricted Shares” under and as defined in the Registration Rights Agreement upon issuance.  SNH and FVE each also agree that from and after the date of this Agreement (a) the phrases “the Shares issued to the Shareholder pursuant to the Realignment Agreement” and “the Shares issued to the Shareholder under the Realignment Agreement” in Sections 3 and 6, respectively, of the Registration Rights Agreement is amended to read “the number of Shares issued to the Shareholder pursuant to the Realignment Agreement” and (b) Sections 6.4 (Notices) and 6.1 (Disputes) of this Agreement supersede Sections 6.2 (Notices) and 6.10 (Arbitration), respectively, of the Registration Rights Agreement.

5.4                               Additional Issuances.  Except for issuances of FVE Common Shares in the ordinary course consistent with past practice pursuant to the FVE Plan, FVE will not issue any additional FVE Common Shares, or any options for or other securities convertible into or rights to acquire any additional FVE Common Shares, during the Transition Period without the prior written consent of SNH.

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5.5                               Prorations.  If the Existing Master Leases and Existing Management Agreements are terminated at the Conversion Time, then at the Conversion Time or as promptly thereafter as practicable, SNH and FVE shall make such prorations and adjustments between themselves to reflect the termination of the Existing Master Leases as shall be necessary or appropriate to reflect that the Existing Leased  Properties were being operated by a subsidiary of FVE for its own account prior to the Conversion Time and such Properties will be operated for the account of SNH (or a subsidiary of SNH) from and after the Conversion Time (it being understood that the parties may use 12:00:01 am local time for purposes of simplifying any such prorations).

5.6                               Preparation of Form S-1 and Proxy Statement; Required Stockholder Approval.

(1)                                 As promptly as reasonably practicable following the date of this Agreement, (i) FVE shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form relating to the FVE Stockholder Meeting, and the Form S-1, for the registration under the Securities Act of the FVE Common Shares to be issued pursuant to the Share Issuances.  FVE shall use its reasonable best efforts to (A) have the Form S-1 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Proxy Statement and the Form S-1 comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-1 effective for so long as necessary to complete the issuance of the FVE Common Shares pursuant to the Share Issuances.  FVE shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement and the Form S-1.  FVE shall advise SNH, promptly after it receives notice thereof, of the time of effectiveness of the Form S-1 or the issuance of any stop order relating thereto or the suspension of the registration or qualification of the FVE Common Shares issuable pursuant to the Share Issuances for offering or sale in any jurisdiction, and FVE shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  FVE shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the FVE Common Shares pursuant to the Share Issuances.  The SNH Parties shall reasonably cooperate with FVE with respect to the preparation of the Proxy Statement and Form S-1 and shall promptly provide any information reasonably requested by FVE for purposes of such preparation.

(2)                                 If, at any time prior to the receipt of the Required Stockholder Approval, any information relating to FVE or any of its affiliates should be discovered by FVE which, in the reasonable judgment of FVE, should be set forth in an amendment of, or a supplement to, the Form S-1 or the Proxy Statement, so that any of such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading (in the case of the Proxy Statement, in light of the circumstances under which they were made), FVE shall promptly file with the SEC any necessary amendment of, or supplement to, the Form S-1 or the Proxy Statement and, to the extent required by Law, disseminate the information contained in such amendment or supplement to holders of the FVE Common Shares.  Nothing in this Section 5.6(2) shall limit the obligations of FVE under Section 5.6(1).

(3)                                 In accordance with applicable Law and FVE’s governing documents, FVE shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, and duly call, give notice of, convene and hold the FVE Stockholder Meeting.  FVE shall use its reasonable best efforts to cause the Proxy Statement to be mailed or made available to the holders of the FVE Common Shares entitled to vote at the FVE Stockholder Meeting and to

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hold the FVE Stockholder Meeting as soon as reasonably practicable.  FVE shall include the FVE Board Recommendation in the Proxy Statement and shall use its reasonable best efforts to obtain the Required Stockholder Approval.  Notwithstanding the foregoing provisions of this Section 5.6(3), if, on a date for which the FVE Stockholder Meeting is scheduled, FVE has not received proxies representing a sufficient number of FVE Common Shares to obtain the Required Stockholder Approval, whether or not a quorum is present, FVE shall have the right to make one or more successive postponements or adjournments of the FVE Stockholder Meeting.

5.7                               Board Recommendation.  The board of directors of FVE (or an authorized committee thereof) shall recommend that the holders of FVE Common Shares vote in favor of the Share Issuances (the “FVE Board Recommendation”).

5.8                               Exchange Listing.  FVE shall (i) take any action reasonably necessary to cause the FVE Common Shares to be issued pursuant to the Share Issuances to be listed for trading on Nasdaq upon issuance, and (ii) use its reasonable best efforts to cause the FVE Common Shares to at all times remain listed for trading on Nasdaq, including, but not limited to, by effecting a reverse stock split with respect to the FVE Common Shares.

5.9                               Omnibus Agreement.  If requested by SNH on or before the Conversion Time, the form of Omnibus Agreement shall be amended to the extent necessary to eliminate the separate calculation of a “Portfolio IL Incentive Fee” (as such term is defined in the Omnibus Agreement) and to include the “IL Communities”  (as such term is defined in the Omnibus Agreement) in the calculation of the “Portfolio Incentive Fee” (as such term is defined in the Omnibus Agreement).

5.10                        Cooperation.  The FVE Parties and SNH Parties shall reasonably cooperate with each other to consummate the transactions contemplated by this Agreement, including (a) obtaining any necessary Required Approvals, (b) SNH taking all such action as is necessary to declare a distribution of the right to receive the Excess Shares to the holders of common shares of beneficial interest of SNH subject to the satisfaction of all conditions set forth in Section 3 to the issuance of the Excess Shares, and (c) FVE granting such limited exemptions and increased limits from the ownership limitations set forth in FVE’s organizational documents necessary to permit the FVE Common Shares issued pursuant to the Share Issuances to be held by any applicable Persons.

5.11                        Share Consideration.  The Share Consideration was set at the number of FVE Common Shares as would result in the Share Consideration, together with the FVE Common Shares currently owned by SNH, representing 85% of the issued and outstanding FVE Common Shares on a fully diluted basis at the Conversion Time after giving effect to the Share Issuances assuming that the number (the “Base Number”) of issued and outstanding FVE Common Shares on a fully diluted basis at the Conversion Time prior to the Share Issuances was 51,297,112 FVE Common Shares.  If at the Conversion Time the number of issued and outstanding FVE Common Shares on a fully diluted basis prior to the Share Issuances is less than 51,297,112 FVE Common Shares, the number of FVE Common Shares comprising the Share Consideration will be reduced using as the Base Number the greater of (a) the actual number of issued and outstanding FVE Common Shares on a fully diluted basis at the Conversion Time prior to the Share Issuances and (b) the Adjusted Base Number.   The “Adjusted Base Number” is 51,297,112 FVE Common Shares minus the amount by which the number of FVE Common Shares issued under the FVE Plan after the date hereof as of the Conversion Time was less than 457,600 FVE Common Shares minus such number of FVE Common Shares issued under the FVE Plan that were outstanding as of the date hereof and that were forfeited or surrendered to FVE for no consideration after the date hereof as of the Conversion Time; provided all share amounts will be appropriately adjusted to take into account any stock split, reverse stock split, stock dividend, combination or other recapitalization or reclassification of the FVE Common Shares effected after the date hereof.

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SECTION 6

MISCELLANEOUS

6.1                               Disputes.

(1)                                 Disputes.  Any disputes, claims or controversies between the parties (a) arising out of or relating to the Transaction Documents or the transactions contemplated thereby, or (b) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Section 6.1, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, director, officer, manager (including The RMR Group LLC or its successor), agent or employee of any party, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the Transaction Documents, including this arbitration provision, or the declarations of trust, limited liability company agreements, charters, bylaws or other governing documents of any party hereto (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 6.1.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of any party and class actions by a shareholder against those individuals or entities and any party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 6.1, the term “party” shall include any direct or indirect parent of a party.

(2)                                 Selection of Arbitrators.  There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three (3) arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three (3) arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three (3) arbitrators it had proposed as the second arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be

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appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(3)                                 Location of Arbitration.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(4)                                 Scope of Discovery.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(5)                                 Arbitration Award.  In rendering an award or decision (the “Arbitration Award”), the arbitrators shall be required to follow the Laws of the State of Maryland.  Any arbitration proceedings or Arbitration Award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of Law on which it is based.  Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 6.1(7), each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Arbitration Award or such other date as such Arbitration Award may provide.

(6)                                 Costs.  Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Arbitration Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Arbitration Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(7)                                 Appeals.  Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 6.1 and the appeal tribunal shall not render an Arbitration Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(8)                                 Final Judgment.  Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 6.1(7), an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Arbitration Award may be entered in

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any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of this Section 6.1 or any arbitral award issued hereunder, and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(9)                                 Intended Beneficiaries.  This Section 6.1 is intended to benefit and be enforceable by the parties and their respective shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group Inc. and The RMR Group LLC), agents or employees of any party and their respective successors and assigns and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

6.2                               Confidentiality.  Each party shall use commercially reasonable efforts to maintain the confidentiality of any information concerning the parties or any subsidiary of another party provided to or discovered by it or its representatives as a result of the transactions contemplated by the Transaction Documents and which is not otherwise available on a nonconfidential basis to such party and shall not (except as may otherwise be appropriate or required under applicable Law or the rules and regulations of the SEC, Nasdaq or the Financial Industry Regulatory Authority) disclose such information, subject to the provisions of this Section 6.2, to anyone other those Persons who have a need to know such information in connection with the conduct of such party’s business, including its attorneys, accountants and other representatives and agents or during the course of or in connection with any litigation or other action, arbitration, investigation or other proceeding based upon or in connection with the subject matter of this Agreement or the transactions contemplated hereby.

6.3                               Publicity.  The parties agree that, except as may be appropriate or required under applicable Law (including, without limitation, the rules and regulations of the SEC, Nasdaq or the Financial Industry Regulatory Authority), no party shall, with respect to this Agreement and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent shall not be unreasonably withheld or delayed.  No FVE Party shall trade in the securities of any SNH Party or any of their affiliates, and no SNH Party shall trade in the securities of any FVE Party or any of their affiliates, until a public announcement of the transactions contemplated by this Agreement has been made.

6.4                               Notices.

(1)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of electronic confirmation of delivery sent by the sender’s computer, in the case of a notice by electronic mail, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

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(2)                                 All such notices shall be addressed,

if to any FVE Party, to:

Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn:  Katherine E. Potter, President
E-Mail:  kpotter@5ssl.com

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas

New York, New York 10036-8704

Attn:  Stephen Moeller-Sally
E-Mail:  SSally@ropesgray.com

If to any SNH Party, to:

Senior Housing Properties Trust
Two Newton Place, Suite 300
255 Washington Street
Newton, Massachusetts 02458
Attn:  Jennifer F. Francis, President
E-Mail:  JFrancis@rmrgroup.com

with a copy to:

Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts  02109
Attn:  Nicole Rives
E-Mail:  nrives@sandw.com

(3)                                 By notice given as herein provided, the parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other Parties of such notice.

6.5                               Waivers, Etc.  No provision of this Agreement may be waived except by a written instrument signed by the party waiving compliance.  No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein.  No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.  Except as otherwise provided herein, this Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

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6.6                               Assignment, Successors and Assigns; Third Party Beneficiaries.  This Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other parties, except to a successor to such party by merger or consolidation or an assignee of substantially all of the assets of such party.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Except as specified in Section 6, this Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other Person.  For the avoidance of doubt, this Agreement does not vest in SNH, and SNH disclaims, any right, title or interest in any of the Excess Shares.  SNH and FVE each acknowledge and agree that the Excess Shares to be issued pursuant to this Agreement shall be issued solely for the benefit of the holders of common shares of beneficial interest of SNH entitled thereto pursuant to Section 2.2(2)(b); provided, however, this Agreement does not create any entitlement to the Excess Shares in any person unless and until all conditions precedent to the issuance of the Excess Shares as set forth in this Agreement have been satisfied.

6.7                               Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

6.8                               Counterparts, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9                               Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the Laws of State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland subject to the provisions of Section 6.1.

6.10                        Expenses.  The SNH Parties and the FVE Parties shall each be responsible for their own out of pocket costs, expenses and attorneys’ fees incurred in connection with the consummation of the transactions contemplated by this Agreement, and, in the case of attorneys’ fees, as incurred by any of them in connection with the negotiation, execution and delivery of Transaction Documents.  The SNH Parties and the FVE Parties shall equally share all licensing costs and expenses.

6.11                        Section and Other Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references are to this Agreement, unless otherwise specified.  The singular and plural use of a defined term shall have the correlative meaning.  The words “including” and “include” shall be deemed to be followed by the words “without limitation.”

6.12                        SNH NON-LIABILITY OF TRUSTEES.  THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING SNH, DATED SEPTEMBER 20, 1999, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER,

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EMPLOYEE OR AGENT OF SNH SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SNH.  ALL PERSONS DEALING WITH SNH IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF SNH FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

6.13                        Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all previous contracts and understandings between the parties with respect to the subject matter hereof and thereof.

6.14                        Survival.  The representations of FVE in Sections 4.1(1) and 4.1(3) and of SNH in Section 4.2(1) and 4.2(2) shall survive indefinitely and all other representations and warranties of the parties set forth in a Transaction Document shall survive one (1) year following the Conversion Time unless a longer period for survival is otherwise specified in the applicable Transaction Document.  All covenants and other agreements of the parties in this Agreement shall survive until fully performed or terminated in accordance with their terms.

6.15                        Further Assurances.  The parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable, and to execute and deliver such documents and other papers, to consummate the transactions contemplated by this Agreement and to otherwise ensure each of the parties hereto receives the intended benefits of this Agreement, whether before or after the Conversion Time and, in any event, in such manner as SNH may reasonably deem necessary or desirable to effect such transactions consistent with the requirements for SNH to maintain its qualification for taxation as a “real estate investment trust” under the Code.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SENIOR HOUSING PROPERTIES TRUST, on behalf of itself and the other SNH Parties

By:	/s/ Jennifer F. Francis
Jennifer F. Francis
President

[Signature Page to Transaction Agreement]

FIVE STAR SENIOR LIVING INC., on behalf of itself and the other FVE Parties

By:	/s/ Katherine E. Potter
Katherine E. Potter
President

[Signature Page to Transaction Agreement]

EXHIBIT A

FORM OF NEW FVE GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty”) is entered into as of January 1, [2020]1, by FIVE STAR SENIOR LIVING INC., a Maryland corporation (“Guarantor”), for the benefit of the parties identified as the SNH Parties on Schedule 1 attached hereto and made a part hereof (each an “SNH Party”).

W I T N E S S E T H :

WHEREAS, Guarantor and Senior Housing Properties Trust (“SNH”), the ultimate corporate parent of each SNH Party, have entered into that certain Transaction Agreement, dated as of April 1, 2019 (as amended from time to time, the “Transaction Agreement”); and

WHEREAS, pursuant to the Transaction Agreement, FVE Managers, Inc. or FVE Managers IL, Inc. (each a “Manager”), each a wholly owned subsidiary of Guarantor, and each SNH Party have entered into one or more Management Agreements as further identified on Schedule 2 attached hereto and made a part hereof (together with any additional management agreements contemplated by Section 22 and as amended from time to time, each a “Management Agreement” and, collectively, the “Management Agreements”); and

WHEREAS, the transactions contemplated by the Transaction Agreement and the Management Agreements are of direct material benefit to the Guarantor; and

WHEREAS, pursuant to the Transaction Agreement, Guarantor has agreed to guarantee the payment and performance of each Manager’s obligations to each SNH Party under the applicable Management Agreements, subject to the terms and provisions of this Guaranty;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.                                      Certain Terms.  Capitalized terms used and not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Management Agreements.

2.                                      Guaranteed Obligations.  For purposes of this Guaranty the term “Guaranteed Obligations” shall mean the payment and performance of each and every obligation of each Manager to each SNH Party under each Management Agreement or relating thereto, whether now existing or hereafter arising.

3.                                      Representations and Covenants.  Guarantor represents, warrants, covenants, and agrees that:

(a)                                 Performance of Covenants and Agreements.  Guarantor shall take all lawful action in its power to cause each Manager duly and punctually to perform all of its covenants and agreements set forth in the Management Agreements.

1  To be changed to 2021 if the Conversion Time is extended under the Transaction Agreement.

(b)                                 Validity of Agreement.  Guarantor has duly and validly executed and delivered this Guaranty; this Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as the enforceability thereof may be subject to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and subject to general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity; and the execution, delivery and performance of this Guaranty have been duly authorized by all requisite action of Guarantor and such execution, delivery and performance by Guarantor will not result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, note, other evidence of indebtedness, agreement or other instrument to which it may be a party or by which it or any of its property or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court or any order or other public regulation of any governmental commission, bureau or administrative agency.

(c)                                  Payment of Expenses.  Guarantor agrees, as principal obligor and not as guarantor only, to pay to each SNH Party forthwith, upon demand, in immediately available federal funds, all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred or expended by such SNH Party in connection with the enforcement of this Guaranty, together with interest on amounts recoverable under this Guaranty from the time such amounts become due until payment at the Interest Rate.  Guarantor’s covenants and agreements set forth in this Section 3(c) shall survive the termination of this Guaranty.

(d)                                 Notices.  Guarantor shall promptly give notice to each SNH Party of any event known to it which might reasonably result in a material adverse change in its financial condition.

(e)                                  Books and Records.  Guarantor shall at all times keep proper books of record and account in which full, true and correct entries shall be made of its transactions in accordance with GAAP and shall set aside on its books from its earnings for each fiscal year all such proper reserves, including reserves for depreciation, depletion, obsolescence and amortization of its properties during such fiscal year, as shall be required in accordance with generally accepted accounting principles, consistently applied, in connection with its business.  Guarantor shall permit access by each SNH Party and its agents to the books and records maintained by Guarantor during normal business hours and upon reasonable notice.  Any proprietary information obtained by any SNH Party with respect to Guarantor pursuant to the provisions of this Guaranty shall be treated as confidential, except that such information may be disclosed or used, subject to appropriate confidentiality safeguards, pursuant to any court order or in any litigation between the parties and except further that each SNH Party may disclose such information to its prospective lenders, provided that such SNH Party shall direct such lenders to maintain such information as confidential.

(f)                                   Taxes, Etc.  Guarantor shall pay and discharge promptly as they become due and payable all taxes, assessments and other governmental charges or levies imposed upon Guarantor or the income of Guarantor or upon any of the property, real, personal or mixed, of

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Guarantor, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid, might by law become a lien or charge upon any property and result in a material adverse change in the financial condition of Guarantor; provided, however, that Guarantor shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted and if Guarantor shall have set aside on its books such reserves of Guarantor, if any, with respect thereto as are required by generally accepted accounting principles.

(g)                                  Legal Existence of Guarantor.  Guarantor shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.

(h)                                 Compliance.  Guarantor shall use reasonable business efforts to comply in all material respects with all applicable statutes, rules, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls).

(i)                                     Insurance.  Guarantor shall maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by owners of established reputation engaged in the same or similar businesses and similarly situated, in such amounts and by such methods as shall be customary for such owners and deemed adequate by Guarantor.

(j)                                    No Change in Control.  Guarantor shall not permit the occurrence of any direct or indirect Change in Control of either Manager or Guarantor without the consent of SNH, which consent shall be deemed granted if SNH votes any of its shares in Guarantor in favor of any action or transaction that would constitute a Change in Control.

4.                                      Guarantee.  Guarantor hereby unconditionally guarantees that the Guaranteed Obligations which are monetary obligations shall be paid in full when due and payable, whether upon demand, at the stated or accelerated maturity thereof pursuant to any Management Agreement, or otherwise, and that the Guaranteed Obligations which are performance obligations shall be fully performed at the times and in the manner such performance is required by the Management Agreements.  With respect to the Guaranteed Obligations which are monetary obligations, this guarantee is a guarantee of payment and not of collectability and is absolute and in no way conditional or contingent.  In case any part of the Guaranteed Obligations shall not have been paid when due and payable or performed at the time performance is required, Guarantor shall, in the case of monetary obligations, within five (5) Business Days after receipt of notice from any SNH Party, pay or cause to be paid to such SNH Party the amount thereof as is then due and payable and unpaid (including interest and other charges, if any, due thereon through the date of payment in accordance with the applicable provisions of the Management Agreements) or, in the case of non-monetary obligations, perform or cause to be performed such obligations in accordance with the Management Agreements.

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5.                                      Set-Off.  Guarantor hereby authorizes SNH and each SNH Party, at any time and without notice, to set off the whole or any portion or portions of any or all sums credited by or due from SNH or such SNH Party to it against amounts payable under this Guaranty.  SNH and each SNH Party shall promptly notify Guarantor of any such set-off made by SNH or such SNH Party and the application made by SNH or such SNH Party of the proceeds thereof.

6.                                      Unenforceability of Guaranteed Obligations, Etc.  If either Manager is for any reason under no legal obligation to discharge any of the Guaranteed Obligations (other than because the same have been previously discharged in accordance with the terms of the applicable Management Agreements), or if any other moneys included in the Guaranteed Obligations have become unrecoverable from either Manager by operation of law or for any other reason, including, without limitation, the invalidity or irregularity in whole or in part of any Guaranteed Obligation or any limitation on the liability of such Manager thereunder not contemplated by the Management Agreements or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever, the guarantees contained in this Guaranty shall nevertheless remain in full force and effect and shall be binding upon Guarantor to the same extent as if Guarantor at all times had been the principal debtor on all such Guaranteed Obligations.

7.                                      Additional Guarantees.  This Guaranty shall be in addition to any other guarantee or other security for the Guaranteed Obligations and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guarantee or security or by any waiver, amendment, release or modification thereof.

8.                                      Consents and Waivers, Etc.  Guarantor hereby acknowledges receipt of correct and complete copies of each Management Agreement set forth on Schedule 2, and consents to all of the terms and provisions thereof, as the same may be from time to time hereafter amended or changed in accordance with the terms and conditions thereof, and, except as otherwise provided herein, to the maximum extent permitted by applicable law, waives (a) presentment, demand for payment, and protest of nonpayment, of any principal of or interest on any of the Guaranteed Obligations, (b) notice of acceptance of this Guaranty and of diligence, presentment, demand and protest, (c) notice of any default hereunder and any default, breach or nonperformance or Event of Default under any of the Guaranteed Obligations or the Management Agreements, (d) notice of the terms, time and place of any private or public sale of any collateral held as security for the Guaranteed Obligations, (e) demand for performance or observance of, and any enforcement of any provision of, or any pursuit or exhaustion of rights or remedies against either Manager or any other guarantor of the Guaranteed Obligations, under or pursuant to any Management Agreement, or any agreement directly or indirectly relating thereto and any requirements of diligence or promptness on the part of the holders of the Guaranteed Obligations in connection therewith, and (f) to the extent Guarantor lawfully may do so, any and all demands and notices of every kind and description with respect to the foregoing or which may be required to be given by any statute or rule of law and any defense of any kind which it may now or hereafter have with respect to this Guaranty, or any Management Agreement or the Guaranteed Obligations (other than that the same have been discharged in accordance with the Management Agreements).

9.                                      No Impairment, Etc.  The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall not be affected or impaired by any assignment or transfer in

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whole or in part of any of the Guaranteed Obligations without notice to Guarantor, or any waiver by any SNH Party or any holder of any of the Guaranteed Obligations or by the holders of all of the Guaranteed Obligations of the performance or observance by either Manager or any other guarantor of any of the agreements, covenants, terms or conditions contained in the Guaranteed Obligations or the Management Agreements or any indulgence in or the extension of the time for payment by either Manager or any other guarantor of any amounts payable under or in connection with the Guaranteed Obligations or the Management Agreements or any other instrument or agreement relating to the Guaranteed Obligations or of the time for performance by either Manager or any other guarantor of any other obligations under or arising out of any of the foregoing or the extension or renewal thereof (except that with respect to any extension of time for payment or performance of any of the Guaranteed Obligations granted by any SNH Party or any other holder of such Guaranteed Obligations to either Manager, Guarantor’s obligations to pay or perform such Guaranteed Obligation shall be subject to the same extension of time for performance), or the modification or amendment (whether material or otherwise) of any duty, agreement or obligation of such Manager or any other guarantor set forth in any of the foregoing, or the voluntary or involuntary sale or other disposition of all or substantially all of the assets of either Manager or any other guarantor or insolvency, bankruptcy, or other similar proceedings affecting either Manager or any other guarantor or any assets of either Manager or any such other guarantor, or the release or discharge of either Manager or any such other guarantor from the performance or observance of any agreement, covenant, term or condition contained in any of the foregoing without the consent of the holders of the Guaranteed Obligations by operation of law, or any other cause, whether similar or dissimilar to the foregoing.

10.                               Reimbursement, Subrogation, Etc.  Guarantor hereby covenants and agrees that it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against either Manager (or any other person against whom any SNH Party may proceed) with respect to the Guaranteed Obligations prior to the payment in full of all amounts owing with respect to the Management Agreements, and until all indebtedness of each Manager to each SNH Party shall have been paid in full, Guarantor shall not have any right of subrogation, and Guarantor waives any defense it may have based upon any election of remedies by any SNH Party which destroys its subrogation rights or its rights to proceed against either Manager for reimbursement, including, without limitation, any loss of rights Guarantor may suffer by reason of any rights, powers or remedies of either Manager in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging the indebtedness to any SNH Party.  Until all obligations of each Manager pursuant to the Management Agreements shall have been paid and satisfied in full, Guarantor further waives any right to enforce any remedy which any SNH Party now has or may in the future have against either Manager, any other guarantor or any other person and any benefit of, or any right to participate in, any security whatsoever now or in the future held by any SNH Party.

11.                               Defeasance.  This Guaranty shall terminate at such time as the Guaranteed Obligations have been paid and performed in full and all other obligations of Guarantor to each SNH Party under this Guaranty have been satisfied in full; provided, however, if at any time, all or any part of any payment applied on account of the Guaranteed Obligations is or must be rescinded or returned for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of either Manager), this Guaranty, to the extent such payment is or

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must be rescinded or returned, shall be deemed to have continued in existence notwithstanding any such termination.

12.                               Notices.

(a)                                 Methods of Delivery.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Guaranty shall be deemed adequately given if in writing and the same shall be delivered either in hand, by e-mail with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).  Any notice sent by or delivered to any SNH Party shall automatically be deemed to have been simultaneously sent by or delivered to each SNH Party.

(b)                                 Timing of Delivery.  All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Guaranty upon the date of acknowledged receipt, in the case of a notice by e-mail, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Guaranty a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c)                                  Addresses.  All such notices shall be addressed,

if to any SNH Party to:

c/o Senior Housing Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: Ms. Jennifer F. Francis
e-mail: jfrancis@rmrgroup.com

if to Guarantor to:

Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Ms. Katherine E. Potter
e-mail: kpotter@5ssl.com

(d)                              Change of Addresses.  By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Guaranty to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

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13.                               Successors and Assigns.  Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, including without limitation the holders, from time to time, of the Guaranteed Obligations; and all representations, warranties, covenants and agreements by or on behalf of Guarantor which are contained in this Guaranty shall inure to the benefit of each SNH Party’s successors and assigns, including without limitation said holders, whether so expressed or not.

14.                               Applicable Law.  Except as to matters regarding the internal affairs of any SNH Party and issues of or limitations on any personal liability of the shareholders of any SNH Party for obligations of such SNH Party, as to which the laws of the state of such SNH Party’s organization shall govern, this Guaranty shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (a) where any such instrument is executed or delivered; or (b) where any payment or other performance required by any such instrument is made or required to be made; or (c) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of Maryland; or (g) any combination of the foregoing.

15.                               Disputes.

(a)                                 Disputes.  Any disputes, claims or controversies between the parties (i) arising out of or relating to this Guaranty, or (ii) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Section 15, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, director, officer, manager (including The RMR Group LLC or its successor), agent or employee of any party, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Guaranty, including this arbitration provision, or the declarations of trust, limited liability company agreements, charters, bylaws or other governing documents of any party hereto (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 15.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of any party and class actions by a shareholder against those individuals or entities and any party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 15, the term “party” shall include any direct or indirect parent of a party.

(b)                                 Selection of Arbitrators.  There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days

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after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator, then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three (3) arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three (3) arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three (3) arbitrators it had proposed as the second arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                                  Location of Arbitration.  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)                                 Scope of Discovery.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)                                  Arbitration Award.  In rendering an award or decision (the “Arbitration Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or Arbitration Award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Arbitration Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.  Any monetary Arbitration Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 15(h), each party against which an Arbitration Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Arbitration Award or such other date as such Arbitration Award may provide.

(f)                                   Costs.  Except to the extent expressly provided by this Guaranty or as otherwise agreed by the parties, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Arbitration Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of

8

a party’s Arbitration Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)                                  Appeals.  Notwithstanding any language to the contrary in this Agreement, any Arbitration Award, including but not limited to any interim Arbitration Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  An Arbitration Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of an Arbitration Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 15(g) and the appeal tribunal shall not render an Arbitration Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)                                 Final Judgment.  Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 15(g), an Arbitration Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Arbitration Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Arbitration Award made, except for actions relating to enforcement of this Section 15 or any arbitral award issued hereunder, and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)                                     Intended Beneficiaries.  This Section 15 is intended to benefit and be enforceable by the parties and their respective shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group Inc. and The RMR Group LLC), agents or employees of any party and their respective successors and assigns and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

16.                               Modification of Agreement.  No modification or waiver of any provision of this Guaranty, nor any consent to any departure by Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by any SNH Party against whom enforcement of such modification, waiver or consent is sought, and such modification, waiver or consent shall be effective only in the specific instances and for the purpose for which given.  No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in the same, similar or other circumstances.  This Guaranty may not be

9

amended except by an instrument in writing executed by or on behalf of the party against whom enforcement of such amendment is sought.

17.                               Waiver of Rights by SNH Parties.  Neither any failure nor any delay on any SNH Party’s part in exercising any right, power or privilege under this Guaranty shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

18.                               Severability.  In case any one or more of the provisions contained in this Guaranty should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, but this Guaranty shall be reformed and construed and enforced to the maximum extent permitted by applicable law.

19.                               Entire Contract.  This Guaranty constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

20.                               Headings; Counterparts.  Headings in this Guaranty are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.  This Guaranty may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument, and in pleading or proving any provision of this Guaranty, it shall not be necessary to produce more than one of such counterparts.

21.                               Remedies Cumulative.  No remedy herein conferred upon any SNH Party is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

22.                               Additional Management Agreements.  Except as otherwise expressly agreed by the parties hereto, if either Manager (or any other Affiliate of Guarantor) and any SNH Party (or any other Affiliate of SNH) shall enter into a new management agreement with respect to any senior living facility after the date of this Guaranty, then (a) such management agreement shall automatically be deemed to be a Management Agreement under this Guaranty, (b) the manager under such management agreement shall automatically be deemed a Manager under this Guaranty (if it is not already a Manager), (c) the SNH Party or other Affiliate of SNH  shall automatically be deemed an SNH Party under this Agreement (if it is not already an SNH Party) and (d) the Guaranteed Obligations shall include all obligations of such Manager to such SNH Party under such Management Agreement.  Furthermore, upon the request of any SNH Party, Guarantor shall execute an amended and restated Schedule 1 or Schedule 2 to this Guaranty to reflect such additional parties and/or Management Agreements, but Guarantor’s failure to execute any such amended and restated Schedules shall not diminish or impair the automatic application of this Section 22.

[Remainder of page intentionally left blank.]

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WITNESS the execution hereof under seal as of the date above first written.

GUARANTOR:

FIVE STAR SENIOR LIVING INC.,
a Maryland corporation

By:
Katherine E. Potter
President

[SIGNATURE PAGE TO GUARANTY AGREEMENT]

SCHEDULE 1

SNH PARTIES

SCHEDULE 2

MANAGEMENT AGREEMENTS

EXHIBIT B

FORM OF NEW MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

FOR

[INSERT NAME AND ADDRESS OF COMMUNITY]1

JANUARY 1, [2020]2

1  This form of Management Agreement will be used for the Independent Living communities (i.e., Five Star Premier Residences of Dallas and College View Manor Retirement Residence), but with necessary changes, if any, to reflect the IL nature of such communities (e.g., no TRS structure and no regulatory matters).

2  To be changed to 2021 if the Conversion Time is extended pursuant to the Transaction Agreement.

i

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is entered into as of January 1, [2020], by and between FVE Managers, Inc., a Maryland corporation (“Manager”), and [•], a [•] (“Company”).

RECITALS:

WHEREAS, [•] (“Owner”) owns certain real property and improvements thereon described in Exhibit A attached hereto (collectively, the “Community”), which Owner leases to Company and which is operated as an [independent living/assisted living/memory care/skilled nursing] community; and

WHEREAS, Company wishes to appoint Manager as manager of the Community and Manager desires to accept such appointment and manage the Community, all on the terms and conditions herein provided;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

Section 1.01.                          “AAA”  is defined in Section 15.02(a).

Section 1.02.                          “Accountants”  means RSM US LLP or such other firm of independent certified public accountants as may be approved by Company and Manager.

Section 1.03.                          “Adverse Regulatory Event”  is defined in Section 8.04(b).

Section 1.04.                          “Affiliate”  means with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Person or (b) any Person of which a Person is the beneficial owner of a twenty-five percent (25%) or greater interest or (c) any Person who acquires all or substantially all of the assets of a Person.  A Person shall be deemed to control another Person if such Person, directly or indirectly, has the power to direct the management, operations or business of such Person.  The term “beneficial owner” for this and other definitions, having the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, in no event shall Manager or Guarantor be considered an Affiliate of Company, Owner or SNH, and in no event shall Company, Owner or SNH be considered an Affiliate of Manager or Guarantor, for purposes of this Agreement.

Section 1.05.                          “Agreement”  means this Management Agreement as amended from time to time.

Section 1.06.                          “Annual Operating Budget”  is defined in Section 7.01.

Section 1.07.                          “Appellate Rules”  is defined in Section 15.02(g).

Section 1.08.                          “Approved Budget”  is defined in Section 7.01.

Section 1.09.                          “Award”  is defined in Section 15.02(e).

Section 1.10.                          “Bankruptcy”  means, with reference to either party:

(a)                                 the filing by a party of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by a party that it is unable to pay its debts as they become due, or the institution of any proceeding by a party for its dissolution;

(b)                                 the consent by a party to an involuntary petition in bankruptcy or the party’s failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition with respect to such party; or

(c)                                  the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating a party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of a party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive) in any twelve (12) month period.

Section 1.11.                          “Base Invested Capital”  means $[•] [INSERT THE PRODUCT OF $1,500 MULTIPLIED BY THE NUMBER OF UNITS AT THE COMMUNITY].

Section 1.12.                          “Base Fee”  is defined in Section 3.01(a).

Section 1.13.                          “Base Target EBITDA”  means the EBITDA budgeted for calendar year 2021 as identified in the Approved Budget for calendar year 2021.

Section 1.14.                          “Business Day”  means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts are authorized to close.

Section 1.15.                          “Capital Replacements”  means replacements and renewals of FF&E at the Community and such repairs, maintenance, alterations, improvements, renewals and replacements to the Community building and its mechanical systems which are classified as capital expenditures under GAAP.

Section 1.16.                          “Change in Control”  means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of another Person (a “Relevant Person”) or of any direct or indirect parent of a Relevant Person (“Parent”), or the power to direct the management and policies of a Relevant Person or Parent, directly or indirectly, (b) the merger or consolidation of a Relevant Person or Parent with and into any Person or the merger or consolidation of any Person with and into a Relevant Person or any Parent (other than the merger or consolidation of any Person into a Relevant Person or Parent that does not result in a Change in Control of a Relevant Person or Parent under clauses (a), (c),

(d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of a Relevant Person or Parent, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four (24) consecutive month period (commencing on the date hereof) constituted the board of directors of a Relevant Person or any Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of a Relevant Person or any Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of a Relevant Person or any Parent then in office, or (e) the adoption of any proposal (other than a precatory proposal) by a Relevant Person or any Parent not approved by vote of a majority of the directors of such Relevant Person or Parent, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of a Relevant Person or any Parent of any individual not nominated or appointed by vote of a majority of the directors of such Relevant Person or Parent in office immediately prior to the nomination or appointment of such individual.

Section 1.17.                          “Code”  means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

Section 1.18.                          “Community”  is defined in the recitals to this Agreement.

Section 1.19.                          “Community Expenses”  means all costs and expenses related to the maintenance, operation, repair, renovation, replacement and staffing of the Community that are normally charged as operating expense under GAAP, including: (a) costs of inventory and supplies (including Household Replacements) used in the operation of the Community; (b) amounts payable to third parties or expenses otherwise incurred with respect to the marketing, advertising, leasing, use, repair or maintenance of the Community and any expense incurred in order to obtain or maintain any operating permits, licenses, approvals or certifications, including any licensing or registration fees and expenses associated therewith; (c) amounts payable to third parties for billing and collections of amounts due for goods and services provided to Residents, including for the collection of delinquent rentals and other costs required in connection with the enforcement of any lease or resident agreement; (d) amounts payable to third parties under service contracts; (e) amounts payable to third parties for auditing (including any audits that may be required pursuant to Section 6.03), tax preparation, accounting and risk management services and legal fees; (f) all Personnel Costs incurred by Manager for all personnel employed, and independent contractors who provide services, at the Community or whose services are entirely allocable to the Community (or a pro rata share of such Personnel Costs in the case of services provided by a regional business manager or a Shared Employee (defined below)); (g) costs of all utilities serving the Community; (h) costs of insurance premiums for insurance at the Community; (i) the Base Fee payable to Manager; (j) costs incurred by Manager for electronic data processing equipment, systems, software or services used at the Community; (k) all Impositions and all related costs (subject to the requirements of Section 5.05); (l) all expenses, including settlement payments, penalties, fines, repayments, consultant or legal fees and any other costs incurred, related to audits, investigations, inquiries or reviews of the Community or Company or Owner by a Governmental Authority, accreditation body or a contractor of a Governmental Authority; (m) any other recoupments, repayments, adjustments, reconciliations or other payments made or returned to Residents or third party payors of the Community and any related consultant and legal fees; (n) costs payable to prevent, cure or correct any violation of Legal Requirements with respect to the Community or Company or Owner; and (o) costs incurred to litigate, negotiate and/or settle any civil claim, action or litigation, including any amounts payable pursuant to a settlement, judgment or damages award and related legal fees.

If any Community Expenses (e.g., advertising, information technology, reporting and other systems for the operation of the Community and personnel training), but not including Personnel Costs, are shared with other senior housing communities managed or operated by Manager or its Affiliates (the “Shared Expenses”), whether owned by Company or its Affiliates or other parties, Manager shall identify such Shared Expenses in the Annual Operating Budget and the basis for allocation.  In addition, Manager may allocate as a Community Expense a pro rata share of the Personnel Costs Manager incurs with respect to any employee or independent contractor, including for Home Office Personnel to the extent allowed by Section 4.03, who provides services at the Community and at other senior housing communities managed or operated by Manager (a “Shared Employee”) in accordance with an allocation formula approved by Company, which approval shall not be unreasonably withheld, conditioned or delayed.

Community Expenses shall not include, unless otherwise approved by Company: costs for Home Office Personnel (except as allowed by Section 4.03), costs for Manager’s in-house accounting and reporting systems, software or services to the extent used exclusively at Manager’s home office, other home office and corporate level expenses and travel expenses of personnel assigned to work exclusively at the Community, except for such Community related travel expenses as are generally reimbursed or paid pursuant to the Community’s policies and procedures.

Section 1.20.                          “Company”  is defined in the initial paragraph to this Agreement.

Section 1.21.                          “Condemnation”  means a taking by Governmental Authority in an eminent domain, condemnation, compulsory acquisition or similar proceeding for any public or quasi-public use or purpose.

Section 1.22.                          “Consumer Price Index”  means the Consumer Price Index for Urban Wage Earners and Clerical Workers, 1982-1984=100.  The Consumer Price Index is presently published by the Bureau of Labor Statistics of the United States Department of Labor.  In the event publication of the Consumer Price Index ceases, the computations under this Agreement with respect to which the Consumer Price Index is to be applied shall be computed upon the basis of whatever index published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels.  In the event that the Consumer Price Index ceases to use 1982-84=100 as the basis of calculation, then the Consumer

Price Index shall be converted to the amount(s) that would have resulted had the manner of calculating the Consumer Price Index in effect at the date of this Agreement not been altered.

Section 1.23.                          “Construction Supervision Fee”  means an amount equal to three percent (3%) of amounts funded for Capital Replacements less the amount of any construction supervision (or similar) fees paid to any third party.

Section 1.24.                          “Discount Rate”  means the yield reported as of 10:00 A.M. on the Business Day prior to the date of termination of this Agreement on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1) for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the number of years between the date of termination and the scheduled expiration date of the Term (including any extension of the Term, but not in excess of twenty (20) years in any event), plus 300 basis points, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields shall have been so reported as of the Business Day prior to the date of termination of this Agreement in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having the same maturity, plus 300 basis points.  If necessary, U.S. Treasury bill quotations shall be converted to bond equivalent yields in accordance with accepted financial practice and interpolating linearly between reported yields.

Section 1.25.                          “Disputes”  is defined in Section 15.02(a).

Section 1.26.                          “EBITDA”  means for any period, the net income of the Community before interest, income taxes, depreciation and amortization allocated to such Community, determined in accordance with GAAP applied on a consistent basis.  To the extent the Term commences or ends on a day other than the first day of the calendar year or the last day of the calendar year, as applicable, for the purposes of the calculations required under this Agreement, EBITDA will be adjusted on a pro rata basis for such partial calendar year.

Section 1.27.                          “Event of Default”  is defined in Section 14.01, as to Manager, and in Section 14.02, as to Company.

Section 1.28.                          “Excess Invested Capital”  means, with respect to any calendar year, the amount by which Invested Capital paid in such calendar year exceeds Target Invested Capital for such calendar year.

Section 1.29.                          “FF&E”  means furniture, fixtures, furnishings, soft goods, case goods, vehicles, systems and equipment.

Section 1.30.                          “GAAP”  means generally accepted accounting principles in the United States applied on a consistent basis.

Section 1.31.                          “Governmental Authority”  means any United States federal, state or local government or political subdivision thereof, or any court, administrative agency or commission or other quasi-governmental authority or instrumentality or any subdivision thereof.

Section 1.32.                          “Gross Revenues”  means all revenues derived from operating the Community, determined in accordance with GAAP, including: income (from both cash and credit transactions, net of any fee therefor and net of any contractual allowances granted to third party payors) from community fees, monthly occupancy fees, health care fees, third party reimbursement or payments and any and all other fees and payments received from or on behalf of Residents; income from food and beverage and catering sales; income from vending machines, and proceeds, if any, from business interruption insurance and all other revenues from the operation of the Community; provided that, Gross Revenues shall not include: (a) gratuities to employees at the Community, (b) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from Residents or guests of the Community or included as part of the sales price of any goods or services, (c) proceeds from the sale of FF&E and any other capital asset, (d) interest received or accrued with respect to the monies in any accounts referred to in Section 5.04, (e) proceeds of any financing or refinancing of the Community, (f) proceeds of any insurance policy (except business interruption insurance) or condemnation or other taking, (g) any cash refunds, rebates or discounts to Residents of the Community, cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof to the extent not reflected in contractual allowances, (h) proceeds from any sale of the Community or any other capital transaction, (i) Resident funds on deposit or security deposits until such time and to the extent as the same are applied to current fees due for services rendered, (j) awards of damages, settlement proceeds and other payments received by Company in respect of any litigation other than litigation to collect fees due for services rendered at the Community and (k) payments under any policy of title insurance.  Any community fees or deposits that are refunded to a Resident shall be deducted from Gross Revenues during the month in which such refunds are made, if previously included in Gross Revenues.

Section 1.33.                          “Guarantor”  means Five Star Senior Living Inc., a Maryland corporation.

Section 1.34.                          “Guaranty”  means that certain Guaranty Agreement, dated as of the date hereof, made by Guarantor in favor of Company and certain of its Affiliates, pursuant to which Guarantor guarantees, among other things, the obligations of Manager to Company under this Agreement, and any amendments thereto.

Section 1.35.                          “Home Office Personnel”  is defined in Section 4.03.

Section 1.36.                          “Household Replacements”  means supply items including linen, china, glassware, silver, uniforms, and similar items.

Section 1.37.                          “Impositions”  means all levies, assessments and similar charges, including: all water, sewer or similar fees, rents, rates, charges, excises or levies, vault license fees or rentals; license and regulatory approval fees; inspection fees and other authorization fees and other governmental charges of any kind or nature whatsoever (and all interest and penalties thereon), which at any time during or in respect of the Term may be assessed, levied, confirmed or imposed on the Community, Company or Manager with respect to the Community or the operation thereof, or otherwise in respect of or be a lien upon the Community (including, on any of the inventories or Household Replacements now or hereafter located therein).  Impositions shall not include (a) any income or franchise taxes payable by Company or Manager or (b) any franchise, corporate, capital levy or transfer tax imposed on Company or Manager.

Section 1.38.                          “Intellectual Property”  means (a) all software developed and owned by Manager or an Affiliate of Manager; and (b) all written manuals, instructions, policies, procedures and directives issued by Manager to its employees at the Community regarding the procedures and techniques to be used in operation of the Community.

Section 1.39.                          “Interest Rate”  means an annual rate of 8%, but not higher than the highest rate permitted by law.

Section 1.40.                          “Invested Capital”  means any amounts paid by Company, or Owner, for Capital Replacements (and excluding amounts funded by Company for Working Capital) as reflected on the books and records of Owner and Company, less any amounts representing proceeds from the sale of Capital Replacements or any other capital asset, and in all events, subject to adjustment based on any audit conducted pursuant to Section 6.03(b).

Section 1.41.                          “Lease”  is defined in Section 8.02(a).

Section 1.42.                          “Legal Requirements”  means any permit, license, certificate, law, code, rule, ordinance, regulation or order of any Governmental Authority, Board of Fire Underwriters or any body similar to any of the foregoing having jurisdiction over the business or operation of the Community or the matters which are the subject of this Agreement, including any Resident care or health care, building, zoning or use laws, ordinances, regulations or orders, environmental protection laws and fire department rules.

Section 1.43.                          “Manager”  is defined in the initial paragraph of this Agreement.

Section 1.44.                          “Mortgage”  means any mortgage or deed of trust recorded against the Community.

Section 1.45.                          “Multiplier”  means the greater of (a) two percent (2%), or (b) a fraction, the numerator of which shall be the difference between the Consumer Price Index for the immediately preceding December and the Consumer Price Index for the December that is twelve (12) months prior thereto, and the denominator of which shall be the Consumer Price Index for such prior December.

Section 1.46.                          “Non-Performing Asset”  means the Community if, commencing with the 2021 calendar year, in any two (2) consecutive calendar years, or in any two (2) calendar years out of any three (3) consecutive calendar years during the Term, the EBITDA for such calendar year does not equal at least ninety percent (90%) of the Target EBITDA for such calendar year; provided, however, for purposes of this calculation, in no event shall Target EBITDA be less than $0.

Section 1.47.                          “Owner”  is defined in the Recitals to this Agreement.

Section 1.48.                          “Person”  means any natural person, corporation, limited liability company, trust, joint venture, partnership, Governmental Authority or other entity.

Section 1.49.                          “Personnel Costs”  means total cash compensation, costs of training programs, hiring expenses, severance payments, payroll taxes, workers’ compensation, travel expenses, incentive programs (e.g., workers’ compensation and risk management related incentive programs) and employee fringe benefits payable to such personnel.

Section 1.50.                          “Proprietary Marks”  means all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices and service marks which are used by Manager to identify the Community, whether they are now or hereafter owned by Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States.

Section 1.51.                          “Residents”  means the individuals residing at the Community.

Section 1.52.                          “Rules”  is defined in Section 15.02(a).

Section 1.53.                          “SNH”  means Senior Housing Properties Trust, a Maryland real estate investment trust.

Section 1.54.                          “State”  means the state in which the Community is located and any regulatory agencies within the State with overview authority or other authority over the Community, and any other state that asserts regulatory authority over the Community or with respect to its Residents, to the extent thereof.

Section 1.55.                          “Target EBITDA”  means (a) with respect to calendar year 2021, the Base Target EBITDA, and (b) with respect to each subsequent calendar year, the sum of (i) the amount of the prior calendar year’s Target EBITDA increased by the absolute value of the product of (A) the prior calendar year’s Target EBITDA, multiplied by (B) the Multiplier, plus (ii) six percent (6%) of any Excess Invested Capital made in the prior calendar year.  To the extent the Term commences or ends on a day other than the first day of the calendar year or the last day of the calendar year, as applicable, Target EBITDA will be adjusted on a pro rata basis for such partial year.

Section 1.56.                          “Target Invested Capital”  means (a) with respect to calendar year 2021, the Base Invested Capital increased by the product of (i) the Base Invested Capital, multiplied by (ii) the Multiplier, and (b) with respect to each subsequent calendar year, the amount of the prior calendar year’s Target Invested Capital increased by the product of (i) the prior calendar year’s Target Invested Capital, multiplied by (ii) the Multiplier; provided, however, the Target Invested Capital for any calendar year shall increase or decrease on a per unit pro rata basis to the extent the number of units at the Community in such calendar year increases or decreases from the number of units at the Community in the prior calendar year, in each case as identified in the Approved Budget for such applicable calendar year.

Section 1.57.                          “Term”  is defined in Section 12.01.

Section 1.58.                          “Termination Fee”  means an amount equal to the present value of the payments that would have been made to Manager between the date of termination and the scheduled expiration date of the initial Term (not including any extension of the Term, but not for a period in excess of ten (10) years in any event) as Base Fees if this Agreement had not been terminated, calculated based upon the average of the Base Fees earned in each of the three (3) calendar years ended prior to the Termination Date, discounted at an annual rate equal to the Discount Rate.

Section 1.59.                          “Unsuitable for Use”  means, as a result of damage, destruction or partial Condemnation, the Community cannot be reasonably expected to be restored to its prior condition within nine (9) months and/or, in the good faith judgment of Company, after restoration or partial Condemnation the Community cannot be operated on a commercially practicable basis.

Section 1.60.                          “Working Capital”  means funds used in the day-to-day operation of the Community.

ARTICLE II
APPOINTMENT OF MANAGER

Section 2.01.                          Appointment of Manager.  Company hereby appoints Manager as the sole and exclusive Manager for the daily operation and management of the Community.  Manager accepts such appointment and further agrees to:

(a)                                 perform the duties of Manager under this Agreement in compliance with this Agreement, including Section 4.06;

(b)                                 (i) supervise and direct the management and operation of the Community in a financially sound, cost-effective and efficient manner; and (ii) establish and maintain programs to promote the most effective utilization of the Community’s services and maximize occupancy and Gross Revenues;

(c)                                  provide quality services to Residents in a manner complying with all Legal Requirements and the form of resident agreement in use at the Community;

(d)                                 establish appropriate marketing programs;

(e)                                  maintain well trained, quality staff, in sufficient number, at the Community;

(f)                                   institute (i) a sound financial accounting system for the Community, (ii) adequate internal fiscal controls through proper budgeting, accountant procedures and timely financial performance and (iii) sound billing and collection procedures and methods; and

(g)                                  diligently monitor and assure physical plant maintenance and housekeeping consistent with the Approved Budget.

ARTICLE III
PAYMENTS TO MANAGER; WORKING CAPITAL; CAPITAL REPLACEMENTS; INSUFFICIENT FUNDS

Section 3.01.                          Management Fees.

(a)                                 As compensation for the services to be rendered by Manager under this Agreement, Manager shall receive a management fee (“Base Fee”) during the Term equal to five percent (5%) of the Gross Revenues of the Community.

(b)                                 In consideration of Manager’s management of Capital Replacements, Company shall pay Manager a Construction Supervision Fee for any Capital Replacements made in accordance with the Approved Budget.  Such Construction Supervision Fee will be paid monthly in arrears based on Capital Replacements made in such month.

(c)                                  No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of Residents by either party or any of its Affiliates to the other party or any of its Affiliates.

ARTICLE IV
MANAGEMENT SERVICES

Section 4.01.                          Authority of Manager and Management Services.  Subject to the terms of this Agreement and the Company’s responsibilities as licensee, Manager shall have discretion and control in all matters relating to the day-to-day management and operation of the Community consistent with the Approved Budget.  Such discretion and control shall include the authority to negotiate and execute contracts in its own name, in the name of and on behalf of Company and/or the Community, in each case, subject to the terms of this Agreement.  Manager shall implement all aspects of the operation of the Community in accordance with the terms of this Agreement, and shall have responsibility and commensurate authority for all such activities.  Without limiting the generality of the foregoing, in addition to any other services set forth in this Agreement, Manager shall, consistent with the Approved Budget:

(a)                                 enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance of and provision of services to the Community (including food procurement, building services (including cleaning, trash removal, snow plowing, landscaping, carpet cleaning and pest control), utilities and licenses and concessions for commercial space in the Community); provided that, unless specifically set forth in the Approved Budget, Manager shall obtain the written consent of Company before entering into any contract, lease or agreement not terminable on ninety (90) days notice without payment of premium or penalty;

(b)                                 purchase such inventories, provisions, food, supplies, Household Replacements and other expendable items as are necessary to operate and maintain the Community in the manner required pursuant to this Agreement;

(c)                                  provide care to Residents in compliance with Legal Requirements and the resident agreements in use at the Community and set all Resident fees and charges including those for accommodation, food services and care services;

(d)                                 in its own name and on behalf of and, with the consent of Company, in the name of Company, to institute and/or defend, as the case may be, any and all legal actions or proceedings relating to the management and operation of the Community;

(e)                                  prepare a marketing plan and direct all the marketing efforts; and

(f)                                   oversee, manage and direct all day-to-day operations.

Section 4.02.                          Hiring and Training of Staff.  Manager shall have in its employ or under contract at all times a sufficient number of capable employees or independent contractors meeting all Legal Requirements, to enable it to properly, adequately, safely and economically manage, operate, maintain and account for the Community.  All matters pertaining to the retention, employment, supervision, compensation, training, promotion and discharge of such employees or independent contractors are the responsibility of Manager.  All such individuals shall be employees or independent contractors of Manager.  Manager shall comply with all applicable Legal Requirements having to do with employers including, worker’s compensation, unemployment insurance, hours of labor, wages, working conditions and withholding of taxes from employee wages.  Manager shall have the power to hire, dismiss or transfer the executive director at the Community, provided Manager shall keep Company informed with respect to Manager’s intentions to transfer or terminate the executive director and shall consult with Company with respect to the hiring of a replacement, it being understood that any final decision shall be made by Manager.  If Company becomes dissatisfied with the performance of any executive director, Company shall have the right to confer with representatives of Manager to discuss the replacement of the executive director or other action, which shall be within the discretion of Manager.

Section 4.03.                          Manager’s Home Office Personnel.  Manager may, in its discretion, provide its services under this Agreement through its Home Office Personnel, provided that the Personnel Costs for such Home Office Personnel shall not be a Community Expense unless agreed to in advance by Company.  Manager shall further make its Home Office Personnel available for consultation and advice related to the Community without charge other than its Base Fee.  If Company requests a type, form or level of service from Manager’s Home Office Personnel of a nature that would otherwise be a Community Expense, Manager shall provide such services by Home Office Personnel for an additional cost to be agreed to in advance by Manager and Company, which shall be a Community Expense.  The term “Home Office Personnel” shall include Manager’s home office staff with experience in areas such as accounting, budgeting, finance, legal, human resources, construction, development, marketing, food service and purchasing, among other areas.

Section 4.04.                          Resident Agreements.  Manager shall give Company notice of any material changes to any forms of resident agreements or other occupancy agreements used in conjunction with the Community for Company’s approval before they are used.  Manager shall act as an authorized representative of Company in executing resident agreements and occupancy agreements, but Manager shall not enter into such agreements for a duration of more than one year without the prior consent of Company.

Section 4.05.                          Contracts with Affiliates.  Manager shall not engage or pay any compensation to any Affiliate of Manager for the provision of services in connection with this Agreement unless (a) such party is fully qualified and experienced to provide the required services, (b) both the scope of services and the compensation payable to such Affiliate for the services are consistent with then current market standards or comparable arm’s-length transactions, and (c) Manager discloses such engagement to Company as a transaction with an Affiliate of Manager.

Section 4.06.                          Legal Requirements.

(a)                                 Subject to Company’s discharge of its obligations under Section 4.06(b), Manager shall obtain and maintain on behalf of and in the name of the Community and/or Company (as applicable) all permits, licenses and certificates required by any Governmental Authority for the use, operation or management of the Community as currently licensed or as may be required from time to time.

(b)                                 Company agrees:  (i) to sign promptly all applications for permits, licenses, and certificates necessary for the use, operation and management of the Community required by any Governmental Authority and all cost reports and other submissions for reimbursement or other payments related to the goods and services furnished to Residents at the Community and (ii) to provide promptly such information and perform such acts as are required in order for Manager to complete any such application and/or obtain and/or maintain any such permits, licenses, or certificates and/or prepare, complete and/or file any such cost reports or other submissions for payments related to the goods and services furnished to Residents at the Community.

(c)                                  Manager shall cause all things to be done in and about the Community as may be reasonably necessary to comply with all applicable Legal Requirements respecting the use, operation and management of the Community.  Manager shall keep its corporate organization in good standing in the State and shall maintain all corporate permits and licenses required by the State.

(d)                                 If either party receives any written notice, report or other correspondence from a Governmental Authority which asserts a deficiency relating to the operation of the Community or otherwise relates to the actual or threatened suspension, revocation, or any other action adverse to any permit, license or certificate required or necessary to use, operate or maintain the Community, such party shall give the other party prompt notice thereof.

ARTICLE V
COLLECTIONS AND PAYMENTS

Section 5.01.                          Collection and Priorities for Distribution of Gross Revenues.  Manager shall collect all Gross Revenues and shall apply the Gross Revenues in the following order of priority:

(a)                                 First, to pay all Community Expenses (excluding the Base Fee),

(b)                                 Second, to Manager, to pay the Base Fee and any interest that may have accrued pursuant to Section 5.02,

(c)                                  Third, to Company, the balance.

Section 5.02.                          Timing of Payments.  Payment of the Community Expenses, excluding the Base Fee, shall be made in the ordinary course of business to the extent of available Gross Revenues and Working Capital.  The Base Fee and accrued interest, if any, shall be paid on the first Business Day of each calendar month, in advance, based upon Manager’s then estimate of the prior month’s Gross Revenues.  The Base Fee shall be subject to adjustment by increasing or decreasing the payment due in the following month based upon the Gross Revenues reflected in the monthly financial statements.  If the Base Fee is not paid in full for any calendar year, the unpaid amount shall bear interest at the Interest Rate and such unpaid amount and accrued interest shall continue to be payable pursuant to clause (b) of Section 5.01 in subsequent years until paid in full.  Amounts payable pursuant to clause (c) of Section 5.01 shall be paid monthly in arrears within ten (10) Business Days after the end of each calendar month, and shall be based upon the monthly financial statements for such calendar month prepared and delivered in accordance with Section 6.02.  Additional adjustments to all payments will be made on an annual basis based upon any audits conducted pursuant to Section 6.03.

Section 5.03.                          Credits and Collections.  Manager shall adopt credit and collection policies and procedures.  Manager shall institute monthly billing by the Community and take all steps necessary to collect accounts and monies owed to the Community, which may include the institution of legal proceedings.

Section 5.04.                          Depositories for Funds.  Manager shall maintain one or more accounts in the name of Company in one or more banks selected by Manager and approved by Company and shall deposit therein all Gross Revenues and other funds collected or received by Manager and due to Company as owner of the Community.  Manager shall be authorized to access the accounts without the approval of Company, subject to any limitation on the maximum amount of any check, if any, established between Manager and Company as part of the Annual Operating Budget.  Company shall be a signatory on all accounts maintained with respect to the Community, and Company shall have the right to require that Company’s signature be required on all checks/withdrawals after the occurrence of an Event of Default by Manager under this Agreement.  Company shall provide such instructions to the applicable bank(s) as are necessary to permit Manager to implement Manager’s rights and obligations under this Agreement, provided the failure of Company to provide such instructions shall relieve Manager of its obligations hereunder until such time as such failure is cured.

Section 5.05.                          Impositions.  All Impositions which accrue during the Term (or are properly allocable to such Term under GAAP) shall be paid by Manager before any fine, penalty or interest is added thereto or lien placed upon the Community or this Agreement, unless payment thereof is stayed.  Company shall promptly furnish to Manager any invoice, bill, assessment, notice or other correspondence relating to any Imposition.  Either Company or Manager may initiate proceedings to contest any Imposition (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter).  Unless part of the Approved Budget, incurrence of all costs by Manager of any negotiations or proceedings with respect to any such contest shall be subject to Company’s prior consent.  Nothing in this Agreement is intended to modify the respective responsibility that the parties would otherwise have to pay such Impositions as may be due and payable.

ARTICLE VI
ACCOUNTING; FINANCIAL STATEMENTS; AUDIT

Section 6.01.                          Accounting.  Manager shall establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of the Community, including payroll, accounts receivable and accounts payable.

Section 6.02.                          Financial Statements and Reports.  Not later than ten (10) Business Days after the end of each calendar month, Manager shall prepare and deliver to Company a balance sheet and related statement of income and expense for such calendar month and for the then current calendar year to date, certified by Manager’s Controller on a monthly basis and by Manager’s Chief Financial Officer on a quarterly basis as being true and correct to the best of his/her knowledge, with a comparison to the Approved Budget.  Promptly thereafter, Manager shall provide Company with an explanation of any variances to the Approved Budget.

The monthly financial statements shall be in such format as Company may reasonably require.  Manager shall provide such other financial statements as Company may from time to time reasonably request.  In addition, at the request of Company, any or all of the financial statements shall be audited by the Accountants as soon as practicable after such request.

Upon request, Manager shall also provide Company with information relating to the Community, Manager and its Affiliates that (a) may be required in order for Company or its Affiliates to prepare financial statements and to comply with any applicable tax and securities laws and regulations, (b) may be required in order for Company or any of its Affiliates to prepare federal, state, provincial or local tax returns or (c) is of the type that Manager customarily prepares for other owners of communities it manages, and such other or special reports as Manager may from time to time determine are necessary or as Company may reasonably request.

Section 6.03.                          Audit Rights.

(a)                                 Company and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by Manager with respect to the Community, which audit or examination may cover any time period during the Term at Company’s discretion.  Such right may be exercised through any agent or employee designated by Company or by an independent public accountant designated by Company.

(b)                                 Manager and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by Company with respect to the Invested Capital and Capital Replacements, which audit or examination may cover any time period during the Term at Manager’s discretion.  Such right may be exercised through any agent or employee designated by Manager or by an independent public accountant designated by Manager.

ARTICLE VII
ANNUAL OPERATING BUDGET

Section 7.01.                          Annual Operating Budget.  Manager shall, on or before November 20 in each calendar year during the Term, deliver to Company for Company’s approval, an annual operating budget for the Community for the next calendar year (the “Annual Operating Budget”) which shall include separate line items for Capital Replacements and set forth an estimate, on a monthly basis, of Gross Revenues and Community Expenses, as well as an estimate of EBITDA for such calendar year, together with an explanation of anticipated changes to Resident charges, payroll rates and positions, non-wage cost increases, the proposed methodology and formula employed by Manager in allocating shared Community Expenses, and all other factors differing from the then current calendar year.  The Annual Operating Budget shall be accompanied by a narrative description of operating objectives and assumptions.  If Company does not approve an Annual Operating Budget or any portion thereof, it shall do so, to the extent practicable, on a line item basis.  Manager and Company shall cooperate to resolve disputed items, provided if the Annual Operating Budget is not approved by Company, Manager shall operate under the expired Annual Operating Budget until a new Annual Operating Budget is approved, provided that line items for Impositions, insurance premiums and utilities shall be the amounts actually incurred for such items.  If agreement on the Annual Operating Budget cannot be reached within forty-five (45) days of Company’s receipt (which time may be extended upon mutual agreement of the parties), the matter shall be resolved by arbitration.  The Annual Operating Budget as approved by Company, or as resolved by arbitration, will be the “Approved Budget” for the applicable calendar year.  Except for expenditures incurred to remedy any emergency threatening the safety of the Community or its Residents, invitees or employees or imminent material physical damage to the Community (for which Manager shall provide Company an accounting promptly after remedying such emergency), Manager will obtain Company’s prior approval for any expenditure which will, or is reasonably expected to, result in a variance equal to or greater than five percent (5%) of the Approved Budget.

Section 7.02.                          Working Capital; Insufficient Funds.  Manager may, from time to time, request Company to fund additional amounts as Working Capital to pay Community Expenses identified in the Approved Budget and if the parties do not agree on such additional amounts, the matter shall be referred to arbitration.  If at any time available Working Capital is insufficient to pay Community Expenses identified in the Approved Budget and Company has not timely funded additional amounts for such purpose or Company has not timely funded Capital Replacements, Manager shall have no obligation to advance its own funds therefor.  If Manager does advance its own funds, at such time as Company advances funds to reimburse Manager, whether by agreement or pursuant to an Award, Company shall pay Manager interest on such amounts at the Interest Rate from the date of Manager’s advance of funds to the date of reimbursement.  If the Award includes interest, Company shall be entitled to offset such interest against its obligation under this Section 7.02.

ARTICLE VIII
TAX MATTERS; REIT QUALIFICATION

Section 8.01.                          Tax Matters.  Manager shall use commercially reasonable efforts to operate the Community in a manner to best assure that Company and the Community receive all benefits of applicable tax exemptions and/or credits available thereto from any Governmental Authority.  Manager will prepare or cause to be prepared all tax returns required in the operation of the Community, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns.  Manager shall timely file or cause to be filed such returns as required by the State; provided that, Company shall promptly provide all relevant information to Manager upon request, and any late fees or penalties resulting from delays caused by Company shall be borne by Company.  Manager shall not be responsible for the preparation of Company’s federal or state income tax returns, provided Manager shall cooperate fully with Company as may be necessary to enable Company to file such federal or state income tax returns, including by preparing data reasonably requested by Company and submitting it to Company as soon as reasonably practicable following such request.

Section 8.02.                          REIT Qualification.

(a)                                 Manager shall take all commercially reasonable actions reasonably requested by Company or Owner for the purpose of qualifying Owner’s rental income from Company under the lease between Owner and Company for the Community (“Lease”) as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.  Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying Owner’s rental income from Company under the Lease as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code.  This Section 8.02 shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 8.04 shall apply.

(b)                                 If Company or Owner wish to invoke the terms of Section 8.02(a), Company or Owner (as appropriate) shall contact Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.

(c)                                  Any additional out-of-pocket costs or expenses incurred by Manager in complying with such a request shall be borne by Company (and shall not be a Community Expense).  Company shall reimburse Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.

Section 8.03.                          Further Compliance with Section 856(d) of the Code.  Commencing with the date of this Agreement and continuing throughout the Term, Manager intends to qualify as an “eligible independent contractor” as defined in Section 856(d)(9)(A) of the Code, and:

(a)                                 Manager shall use commercially reasonable efforts not to cause the Community to fail to qualify as “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code;

(b)                                 Manager shall not own, directly or indirectly or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of SNH, whether by vote, value or number of shares, and Manager shall otherwise comply with any regulations or other administrative or judicial guidance existing under said Section 856(d)(5) of the Code with respect to such ownership limits; Manager shall cause its ultimate Parent to enforce the restrictions in its charter documents regarding five percent (5%) or greater owners;

(c)                                  Manager shall be actively engaged (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person that is so actively engaged) in the trade or business of operating “qualified health care property” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to Owner or Company.  For these purposes, the parties agree that the activities, as of the date of this Agreement, of Manager’s affiliate, FSQ, Inc., a Delaware corporation and a related person as to Manager within the meaning of Section 856(d)(9)(F) of the Code, including in particular the management contracts pursuant to which FSQ, Inc. has been and is formally engaged as manager by other affiliates (but not subsidiaries) of Manager, render Manager in compliance with the previous sentence.  Manager, without the prior consent of Company, shall not permit or suffer FSQ, Inc.’s level of management activity in respect of “qualified health care properties” to be materially less than its level of such activity on the date of this Agreement;

(d)                                 A “qualified health care property” is defined by reference to Section 856(e)(6)(D)(i) of the Code and means any real property, and any personal property incident to such real property, which is a “health care facility” described in Section 856(e)(6)(D)(ii) of the Code or is necessary or incidental to the use of a health care facility.  A “health care facility” means: a hospital; a nursing facility; an assisted living facility; a congregate care facility; a qualified continuing care facility; or another licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility; and

(e)                                  Manager, without the prior consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed, shall not permit or suffer:

(i)                                     Manager to fail to continue as a corporation under state law and taxable under the Code as an association;

(ii)                                  Manager’s affiliate, FSQ, Inc., a Delaware corporation, to fail to be a corporation under state law and taxable under the Code as an association; or

(iii)                               for so long as Owner or Company or any Affiliate of Owner or Company shall seek to qualify as a “real estate investment trust” under the Code, Manager to be reorganized, restructured, combined, merged or amalgamated with any Affiliate (as to Manager) in such manner that any such Affiliate would, or could, be expected to adversely affect (including, e.g., by application of any Person’s actual “disregarded entity” status under the Code) the status that Manager has as a Code Section 856(d)(9)(A) “eligible independent contractor” at a “qualified health care property” owned or leased by Owner or Company.

Section 8.04.                          Adverse Regulatory Event.

(a)                                 In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, Company and Manager shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event; provided, however, Manager shall have no obligation to materially reduce its rights or materially increase its obligations under this Agreement, all taken as a whole, or to bear any out-of-pocket costs or expenses under this Section 8.04.  Manager shall not be liable if any such amendment, once operative, fails to have the desired result of eliminating the impact of an Adverse Regulatory Event.

(b)                                 For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a new law, statute, ordinance, code, rule, regulation or an administrative or judicial ruling imposes, or could impose in Owner’s or Company’s reasonable opinion, any material threat to SNH’s qualification for taxation as a “real estate investment trust” under the Code or to the treatment of amounts paid to Owner under the Lease as “rents from real property” under Section 856(d) of the Code.

(c)                                  Company shall promptly inform Manager of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance with respect to Section 856(d) of the Code.

ARTICLE IX
FINANCING; INSPECTION

Section 9.01.                          Financing of the Community.  Manager shall cooperate with Owner and Company in connection with any financing by Owner of the Community.

Section 9.02.                          Company’s Right To Inspect.  Company or its employees, representatives, lenders or agents shall have access to the Community and the files, books, accounts, and records of Manager related to the Community at any and all reasonable times during usual business hours for the purpose of inspection or showing the Community to prospective purchasers, investors, Residents or mortgagees.

ARTICLE X
REPAIRS AND MAINTENANCE

Section 10.01.                   Repairs, Maintenance and Capital Replacements.  Manager shall maintain the Community in good, orderly, clean and safe repair and condition consistent with a first class [independent living/assisted living/memory care/skilled nursing] community (or such other type of senior living community as the Community may then be operated as), and in conformity with Legal Requirements.  Manager shall make such routine and preventive maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes, consistent with the Approved Budget.  The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues.  Manager shall make such Capital Replacements as are contemplated by the Approved Budget and funded by Company.

Section 10.02.                   Emergency Repairs.  If either party has actual knowledge of, or receives a written order or notice from a Governmental Authority, pertaining to a violation or potential violation of any Legal Requirement relating to the physical condition of the Community or the continued safe operation of the Community, such party shall give the other party prompt notice thereof.  Manager shall recommend appropriate remedial action to Company and subject to Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), take such remedial action, provided Manager shall be authorized to take appropriate remedial action consisting of repairs or maintenance to the Community without receiving Company’s prior consent: (a) in an emergency threatening the safety of such Community or its Residents, invitees or employees or imminent material physical damage to the Community, or (b) if the continuation of the given condition will subject Manager and/or Company to regulatory, civil, or criminal liability or result in the suspension or revocation of a material permit, license or certificate.  Any disagreement regarding the necessity of taking such remedial action and/or the funding of the cost thereof that is not resolved by the parties within ten (10) Business Days shall be resolved by arbitration.

Section 10.03.                   Liens.  Manager shall use commercially reasonable efforts to prevent any liens from being filed against the Community which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Community.  Manager shall not file any lien against the Community.

Section 10.04.                   Ownership.  All repairs, replacements, alterations and additions shall be the property of Owner or Company, as may be provided in the Lease.

Section 10.05.                   Casualty or Condemnation.  If, during the Term, the Community is (a) totally destroyed by fire or other casualty or there is a Condemnation or (b) partially destroyed by fire or other casualty or there is a partial Condemnation and as a result the Community is Unsuitable for Use, either Manager or Company may terminate this Agreement by sixty (60) days’ notice to the other and Company and/or Owner shall be entitled to retain the insurance proceeds or Condemnation award, as the case may be.

If, as a result of partial destruction or partial Condemnation, the Community is not rendered Unsuitable for Use, Company shall (or shall cause the Owner to) make the insurance proceeds or award received by Company and/or Owner available to Manager as necessary to repair or restore the destroyed or untaken portion of the Community to the same condition as existed previously, provided Manager shall have the right to discontinue operating all or a portion of the Community pending completion of the repairs or restoration as necessary to comply with Legal Requirements or for the safe and orderly operation of the Community.

If the cost of repair or restoration is less than the insurance proceeds or award received by Company and/or Owner, Company shall (or shall cause the Owner to) make available the funds necessary to permit the Community or the untaken portion to be repaired and restored.  If the cost of the repair or restoration exceeds the amount of insurance proceeds or award, Manager shall give notice to Company and Owner setting forth in reasonable detail the nature of such deficiency, and Company and Owner shall promptly advise Manager whether Company and/or Owner will fund the deficiency.  If neither Company nor Owner elect to fund the deficiency, Manager may terminate this Agreement by notice to Company.

Any obligation of Company and/or Owner to make funds available to Manager to repair or restore the Community is subject to the requirements of any Mortgage.

Notwithstanding any provisions of this Section 10.05 to the contrary, if partial destruction or a partial Condemnation occurs during the last twelve (12) months of the Term (including any renewal) and if full repair and restoration would not reasonably be expected to be completed prior to the date that is nine (9) months prior to the end of the Term (including any renewal), the provisions of this Section 10.05 shall apply as if the Community had been rendered Unsuitable for Use.

ARTICLE XI
INSURANCE

Section 11.01.                   General Insurance Requirements.  Manager shall, at all times during the Term, keep (or cause to be kept) the Community and all property located therein or thereon, insured against the risks and in such amounts as is against such risks and in such amounts as Company shall reasonably require and as may be commercially reasonable.  Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.

Section 11.02.                   Waiver of Subrogation.  Company and Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in the State) with respect to any property loss which is covered by insurance then being carried by Company or Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if Company or Manager shall self insure in accordance with the terms hereof, Company or Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom.  If any extra premium is payable by Manager as a result of this provision, Company shall not be liable for reimbursement to Manager for such extra premium.

Section 11.03.                   Risk Management.  Manager shall be responsible for the provision of risk management oversight at the Community.

ARTICLE XII
TERM AND TERMINATION

Section 12.01.      Term. The Term of this Agreement shall begin on the date hereof and end December 31, [2034](3) (“Term”).  Unless sooner terminated as provided in this Agreement, Manager shall have the right to extend the Term for up to two (2) consecutive periods of five (5) years each by providing notice of such renewal to Company at least twenty-four (24), but not more than thirty (30), months prior to the end of the then current Term.

(3)  To be changed to 2035 if the Conversion Time is extended pursuant to the Transaction Agreement.

Section 12.02.                   Early Termination.  At any time during the Term and without limitation of any of the other terms and conditions of this Agreement, Company shall have the right to terminate this Agreement if the Community becomes a Non-Performing Asset by providing notice to Manager of such termination within six (6) months after the end of any calendar year in which the Community qualifies as a Non-Performing Asset, which termination shall be effective as of the date set forth in Company’s notice but not earlier than ninety (90) days after delivery of such notice to Manager.

ARTICLE XIII
TRANSITION ON TERMINATION

Section 13.01.                   Termination.  Upon any termination of this Agreement, except as otherwise provided in Section 14.04, Manager shall be compensated for its services only through the date of termination and all amounts remaining in any accounts maintained by Manager pursuant to Section 5.04, after payment of such amounts as may be due to Manager hereunder, shall be distributed to Company.  In the event of any termination, both parties shall fully cooperate with one another to ensure a smooth transition of management.  Upon termination, Manager will deliver to Company the following:

(a)                                 a final accounting, reflecting the balance of income and expenses of the Community as of the date of termination, to be delivered as soon as reasonably possible but not later than sixty (60) days after such termination,

(b)                                 after payment of any amounts as may be due to Manager hereunder, any balance of monies of Company or Resident deposits, or both, held by Manager with respect to the Community, to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination,

(c)                                  all records, contracts, leases, resident agreements, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents, software, data or information which pertain in any way to the Community to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination, and

(d)                                 Manager shall cooperate reasonably in all respects to achieve a transfer of any license and/or certificate (or to obtain a new license and/or certificate, if necessary) required in connection with the operation of the Community, but shall not be required to incur any monetary expenditures in connection therewith (unless Company agrees to reimburse Manager therefor).

ARTICLE XIV
DEFAULTS

Section 14.01.                   Default by Manager.  An Event of Default with respect to Manager shall occur in the event of any of the following:

(a)                                 the Bankruptcy of Manager,

(b)                                 the gross negligence or willful misconduct of Manager with respect to its duties and obligations under this Agreement,

(c)                                  Manager’s failure to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, which failure shall continue (i) for a period of five (5) Business Days after Manager receives notice from Company in case of monetary defaults or (ii) for a period of twenty (20) Business Days after Manager receives notice from Company in the case of non-monetary defaults, in each case, specifying the default; provided, however, that if such non-monetary default cannot be cured within such twenty (20) Business Day period, then Manager shall be entitled to such additional time as shall be reasonable, provided the default is curable and Manager has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time exceed ninety (90) days,

(d)                                 a Change in Control of Manager or Guarantor to which Company or SNH does not consent, provided that, to the extent SNH votes in its capacity as a shareholder of Guarantor in favor of a Change in Control of Manager or Guarantor, such vote shall constitute consent to such Change in Control, or

(e)                                  a default by Manager, Guarantor or any Affiliate of Manager or Guarantor under the Guaranty or any other agreement between Manager, Guarantor or an Affiliate of Manager or Guarantor and Company or an Affiliate of Company, which continues beyond any applicable notice and cure period.

Section 14.02.                   Default by Company.  An Event of Default with respect to Company shall occur in the event of any of the following:

(a)                                 the Bankruptcy of Company,

(b)                                 the gross negligence or willful misconduct of Company with respect to its obligations under this Agreement, or

(c)                                  Company shall fail to (i) timely fund Working Capital or to fund Capital Replacements pursuant to the Approved Budget and such failure shall continue for a period of ten (10) Business Days after notice thereof by Manager or (ii) keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Company and such failure shall continue (A) for a period of five (5) Business Days after Company receives notice from Manager in case of monetary defaults or (B) for a period of twenty (20) Business Days after Company receives notice from Manager in the case of non-monetary defaults, in each case specifying the default; provided, however, if such default cannot be cured within such twenty (20) Business Day period, then Company shall be entitled to such additional time as shall be reasonable, provided the default is curable, Company has promptly proceeded to commence cure of such non-monetary default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time to cure non-monetary defaults exceed ninety (90) days.

Section 14.03.                   Remedies of Company.  Upon the occurrence of an Event of Default by Manager, Company may terminate this Agreement immediately upon notice and shall be entitled to exercise any other rights at law or in equity.

Section 14.04.                   Remedies of Manager.  Upon the occurrence of an Event of Default by Company, Manager may terminate this Agreement on thirty (30) days’ notice to Company and Company shall pay Manager the Termination Fee within thirty (30) days of the effective date of termination as liquidated damages and in lieu of any other remedy of Manager at law or in equity, as well as any accrued but unpaid fees owed to Manager pursuant to Section 5.01.

Section 14.05.                   No Waiver of Default.  The failure by Company or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect.  All rights and remedies that Company or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Company or Manager, shall be deemed to be in exclusion of any right or remedy of Company or Manager.

ARTICLE XV
GOVERNING LAW, ARBITRATION, LIABILITY OF MANAGER AND INDEMNITY

Section 15.01.                   Governing Law, Etc.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Maryland; or (g) any combination of the foregoing.

Section 15.02.                   Arbitration.

(a)                                 Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement, or (ii) brought by or on behalf of any shareholder of any party or a direct or indirect parent of a party (which, for purposes of this Section 15.02, shall mean any shareholder of record or any beneficial owner of shares of any party, or any former shareholder of record or beneficial owner of shares of any party), either on his, her or its own behalf, on behalf of any party or on behalf of any series or class of shares of any party or shareholders of any party against any party or any member, trustee, director, officer, manager (including The RMR Group LLC or its successor), agent or employee of any party, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration provision, or the declarations of trust, limited liability company agreements, charters, bylaws or other governing documents of any party hereto

(all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 15.02.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of any party and class actions by a shareholder against those individuals or entities and any party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 15.02, the term “party” shall include any direct or indirect parent of a party.

(b)                                 There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within fifteen (15) days after receipt of a demand for arbitration.  Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator, then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one of the three (3) arbitrators proposed by AAA.  If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten (10) days to select one of the three (3) arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one of the three (3) arbitrators it had proposed as the second arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                                  The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)                                 There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)                                  In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the State of Maryland.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration provision shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.  Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Subject to Section 15.02(h), each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.

(f)                                   Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)                                  Notwithstanding any language to the contrary in this Agreement, any Award, including but not limited to any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, the above paragraph relating to costs and expenses shall apply to any appeal pursuant to this Section 15.02(g) and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)                                 Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 15.02(g), an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon an Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made, except for actions relating to enforcement of this Section 15.02 or any arbitral award issued hereunder, and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)                                     This Section 15.02 is intended to benefit and be enforceable by the parties and their respective shareholders, members, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group Inc. and The RMR Group LLC), agents or employees of any party and their respective successors and assigns and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 15.03.                   Consent to Jurisdiction and Forum.  This Section 15.03 is subject to, and shall not in any way limit the application of, Section 15.02; in case of any conflict between this Section 15.03 and Section 15.02, Section 15.02 shall govern.  Notwithstanding anything to the contrary in Section 15.02, the exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action.  The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 17.01 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

Section 15.04.                   Standard of Care.  Manager shall discharge its duties in good faith, and agrees to exercise, with respect to all services provided by Manager under this Agreement, a standard of care, skill, prudence and diligence under the circumstances then existing as is consistent with prevailing industry practices.

Section 15.05.                   Indemnity.  In any action, proceeding or claim brought or asserted by a third party, Manager will defend, indemnify and hold Company (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by them because of Manager’s breach of any material term of this Agreement, or arising from Manager’s failure to act or not act in accordance with Company’s reasonable instructions or gross negligence, fraud, or willful misconduct, except to the extent caused by Company’s breach of any material term of this Agreement, gross negligence, fraud or willful misconduct.  Company will defend, indemnify, and hold Manager (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless, from and against any and all claims, expenses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by them in connection with the performance of Manager’s duties under this Agreement or otherwise while acting within the scope of the agency established by the parties to this Agreement and in accordance with Section 15.04, or in the case of an action, proceeding or claim brought or asserted by a third party against any of them as a result of Company’s breach of any material term of this Agreement, violation of Legal Requirements, instructions to Manager to act or not act with respect to the relevant matter or gross negligence, fraud or willful misconduct, except to the extent caused by Manager’s breach of any material term of this Agreement, failure to act or not act in accordance with Company’s reasonable instructions, gross negligence, fraud or willful misconduct.  The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both.  Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by the indemnified party with respect to the claims covered by such indemnity.

Section 15.06.                   Limitation of Liability.  To the maximum extent permitted by applicable law, no shareholder, member, officer, director, trustee, employee or agent of any party to this Agreement (and of any Affiliate of such party that is not a party to this Agreement) shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

ARTICLE XVI
PROPRIETARY MARKS; INTELLECTUAL PROPERTY

Section 16.01.                   Proprietary Marks.  During the Term of this Agreement, the Community shall be known as a “Five Star Senior Living” community, with such additional identification as may be necessary and agreed to by Company and Manager to provide local identification or to comply with local licensing or consumer protection laws.

Section 16.02.                   Ownership of Proprietary Marks.  The Proprietary Marks shall in all events remain the exclusive property of Manager, and except as expressly set forth in this Agreement, nothing contained herein shall confer on Company the right to use the Proprietary Marks.  Except as provided below in this section, upon termination, any use of or right to use the Proprietary Marks by Company shall cease forthwith, and Company shall promptly remove, at Manager’s expense, from the Community any signs or similar items that contain the Proprietary Marks.  Upon termination, Company shall have the right to use any inventory or Household Replacement items marked with the Proprietary Marks exclusively in connection with the Community until they are consumed.

Section 16.03.                   Intellectual Property.  All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates.  During the Term, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential.  Upon termination, all Intellectual Property shall be removed from the Community by Manager, without compensation to Company.

ARTICLE XVII
MISCELLANEOUS PROVISIONS

Section 17.01.                   Notices.  All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by e-mail, or on the next business day if transmitted by nationally recognized overnight courier, to the parties at the following addresses:

[•]
c/o Senior Housing Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attn:  Jennifer F. Francis

Telephone: (617) 796-8350

e-mail:  jfrancis@rmrgroup.com

FVE Managers, Inc.

400 Centre Street

Newton, Massachusetts 02458

Attn:  Katherine E. Potter

Telephone: (617) 796-8387

e-mail:  kpotter@5ssl.com

or to such other address and to the attention of such other person as either party may from time to time designate in writing.  Notices properly given as described above shall be effective upon receipt.

Section 17.02.                   Severability.  If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 17.03.                   Gender and Number.  Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

Section 17.04.                   Headings and Interpretation.  The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “Section” in this Agreement shall be a reference to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by “without limitation.”  The words “hereof,” “herein,” “hereby,” and “hereunder,” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision unless otherwise indicated.  The word “or” shall not be exclusive.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

Section 17.05.                   Estoppel Certificates.  Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) day’s prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing:  (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party:  (i) there is a continuing default by the non-certifying party in the performance or observation of any covenant, agreement or condition contained in this Agreement; or (ii) there shall have occurred any event which, with the giving of Notice or the passage of time or both, would become such a default, and, if so, specifying such default or occurrence of which the certifying party may have knowledge; and (c) stating such other information as the non-certifying party may reasonably request.  Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid.  The obligations set forth in this Section 17.05 shall survive termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

Section 17.06.                   Confidentiality of Business Information.  Manager and Company agree to keep confidential and not to use or to disclose to others, any of their respective secrets or confidential or proprietary information, customer lists, or trade secrets, or any matter or items relating to this Agreement, the management of the Community or their association with each other except (a) to their respective Affiliates, which may in turn disclose to any holder of a Mortgage, any prospective lender, purchaser or prospective purchaser of the Community, (b) to any rating agencies, lenders, stock analysts, accountants, lawyers and other like professionals, (c) as expressly consented to in writing by the other party, (d) as required by law or the rules of any national securities exchange or automated quotation system to which Company or Manager, or any Affiliate of either, is or becomes subject, or (e) as required by law or the applicable regulators with respect to any initial, renewal or other required application for licensure, Medicare or Medicaid participation or other approval or certification of the Community.

Section 17.07.                   Confidentiality of Patient Information.  The parties shall only use or disclose patient information, including Protected Health Information (as such term is defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164, as promulgated from time to time by the Department of Health and Human Services (the “Privacy Standards”)), in compliance with the Privacy Standards and other applicable law.  The parties shall further reasonably safeguard the confidentiality, integrity and availability of patient information, including Protected Health Information, as required by applicable law, including the Privacy Standards and the Security Standards (45 C.F.R. Part 160 and Subparts A and E of Part 164).  In the event that patient information (including Protected Health Information) is disclosed by a party or its agents to the other party, its employees, contractors, subcontractors or agents, such other party agrees to take reasonable steps to maintain, and to require its employees, contractors, subcontractors and agents receiving such information to maintain, the privacy and confidentiality of such information consistent with applicable law.  In connection with Manager’s services hereunder, the parties shall enter into a Business Associate Agreement in a form acceptable to both parties.

Section 17.08.                   Assignment.  Company may assign this Agreement to any Affiliate (but only as such term is defined in Section 1.04(a) or (c)) of Company without Manager’s consent.  Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Company which may be withheld in Company’s sole and absolute discretion.  If Company consents to an assignment of this Agreement by Manager, no further assignment shall be made without the express consent in writing of Company.

Section 17.09.                   Amendment.  This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

Section 17.10.                   Third Party Beneficiaries.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for Owner, which is an intended third party beneficiary, and as otherwise provided in Section 15.05, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 17.11.                   Survival.  The following provisions shall survive termination or expiration of this Agreement:  Sections 11.02, 13.01, 14.03, 14.04 and 14.05, Article XV and Article XVII.

Section 17.12.                   Relationship Between the Parties.  The relationship between Company and Manager pursuant to this Agreement shall not be one of general agency, but shall be that of an independent contractor relationship, provided with respect to those specific and limited circumstances in which (a) Manager is holding funds for the account of Company or (b) Manager is required or authorized to act as authorized representative for Company with respect to agreements with Residents, filings with and applications to governmental bodies or pursuant to licenses or Legal Requirements, the relationship between Company and Manager shall be that of trustee and authorized representative (with limited agency), respectively.  Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Company a partner or joint venturer with Manager or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the other.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

Manager:

FVE Managers, Inc.

By:
Richard A. Doyle
Chief Financial Officer and Treasurer

Company:

[•]

By:
Richard W. Siedel, Jr.
Chief Financial Officer and Treasurer

[Signature Page to Management Agreement for [•]]

Exhibit A

Community

[INSERT NAME AND ADDRESS OF COMMUNITY]

EXHIBIT C

FORM OF OMNIBUS AGREEMENT

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is made as of January 1, [2020]1 (the “Effective Date”), by and among the parties identified herein as the FVE Parties and the parties identified herein as the SNH Parties.

RECITALS:

The FVE Parties manage real properties and improvements owned by the SNH Parties and their Affiliates, which are operated as senior living communities.

The SNH Parties and the FVE Parties wish to memorialize certain agreements with respect to the senior living communities managed, or to be managed, by the FVE Parties, on the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
DEFINED TERMS

1.01.                     Definitions.  The following capitalized terms as used in this Agreement shall have the meanings set forth below:

(1)                                 “Affiliate”  means, with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Person or (b) any Person of which a Person is the beneficial owner of a 25% or greater interest or (c) any Person who acquires all or substantially all of the assets of a Person.  A Person shall be deemed to control another Person if such Person, directly or indirectly, has the power to direct the management, operations or business of such Person.  The term “beneficial owner” for this and other definitions, having the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  Notwithstanding the foregoing, in no event shall any SNH Party be considered an Affiliate of any FVE Party, and in no event shall any FVE Party be considered an Affiliate of any SNH Party, for purposes of this Agreement.

(2)                                 “Agreement”  means this Omnibus Agreement as amended from time to time.

(3)                                 “Approved Budget” means the Approved Budget as defined in and as determined pursuant to each Management Agreement.

(4)                                 “Business Day” means any day other than Saturday, Sunday, or any other day on which banking institutions in The Commonwealth of Massachusetts are authorized by Law or executive action to close.

(5)                                 “Change in Control”  means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the

1  To be changed to 2021 if the Conversion Time is extended pursuant to the Transaction Agreement.

Securities and Exchange Commission) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, of the outstanding shares of voting stock or other voting interests of another Person (a “Relevant Person”) or of any direct or indirect parent of a Relevant Person (“Parent”), or the power to direct the management and policies of a Relevant Person or Parent, directly or indirectly, (b) the merger or consolidation of a Relevant Person or Parent with and into any Person or the merger or consolidation of any Person with and into a Relevant Person or any Parent (other than the merger or consolidation of any Person into a Relevant Person or Parent that does not result in a Change in Control of a Relevant Person or Parent under clauses (a), (c), (d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of a Relevant Person or Parent, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any 24 consecutive month period (commencing on the date hereof) constituted the board of directors of a Relevant Person or any Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of a Relevant Person or any Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of a Relevant Person or any Parent then in office, or (e) the adoption of any proposal (other than a precatory proposal) by a Relevant Person or any Parent not approved by vote of a majority of the directors of such Relevant Person or Parent, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of a Relevant Person or any Parent of any individual not nominated or appointed by vote of a majority of the directors of such Relevant Person or Parent in office immediately prior to the nomination or appointment of such individual.

(6)                                 “Code”  means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

(7)                                 “Community” has the meaning ascribed to such term in the applicable Management Agreement.

(8)                                 “Effective Date” is defined in the preamble to this Agreement.

(9)                                 “Extension Conditions”  means (a) no Event of Default as defined under the Management Agreements by any FVE Party shall have occurred and be continuing, and (b) the FVE Parties shall have simultaneously exercised their rights to extend the terms of all Management Agreements on similar terms and in accordance with their terms.

(10)                          “FVE” means Five Star Senior Living Inc., a Maryland corporation.

(11)                          “FVE IL Managers” means FVE IL Managers, Inc., a Maryland corporation.

2

(12)                          “FVE Managers” means FVE Managers, Inc., a Maryland corporation.

(13)                          “FVE Parties” means, collectively, FVE, FVE IL Managers, FVE Managers, and any other subsidiary of FVE that is a party to a Management Agreement.

(14)                          “GAAP”  means generally accepted accounting principles in the United States applied on a consistent basis.

(15)                          “IL Community” means a Community which is operated exclusively as an independent living community.

(16)                          “IL Management Agreement” means a Management Agreement for an IL Community.

(17)                          “Liquidity”  means, as of any determination date, the amount of (a) unencumbered cash and cash equivalents of FVE, and (b) FVE’s available borrowing capacity under its revolving credit facilities or similar on-demand sources of liquidity.

(18)                          “Management Agreements” means, collectively, each management agreement pursuant to which an FVE Party manages an independent living/assisted living/memory care/skilled nursing community or any other type of senior living community, in each case owned by SNH or any of its Affiliates, whether in existence as of the Effective Date or entered into after the Effective Date.

(19)                          “Non-Performing Asset” means a Non-Performing Asset as defined in and as determined pursuant to the Management Agreements.

(20)                          “Person”  means any natural person, corporation, limited liability company, trust, joint venture, partnership or other entity.

(21)                          “Portfolio EBITDA”  means, with respect to any calendar year, the sum of the EBITDAs of the Communities as defined and calculated under the Management Agreements (other than any IL Management Agreement) for such calendar year.  For the avoidance of doubt, if any Management Agreement (other than any IL Management Agreement) is terminated or entered into during a calendar year, only the EBITDA for the Community under such Management Agreement for the period that such Management Agreement was in effect during such calendar year will be taken into account in determining Portfolio EBITDA.

(22)                          “Portfolio Expenses”  means, with respect to any calendar year, the sum of the amounts described in Sections 5.01(a) and 5.01(b) of the Management Agreements (other than any IL Management Agreement) for such calendar year.

(23)                          “Portfolio Gross Revenues”  means, with respect to any calendar year, the sum of the Gross Revenues of the Communities as defined and calculated under the Management Agreements (other than any IL Management Agreement) for such calendar year.  For the avoidance of doubt, if any Management Agreement (other than any IL Management Agreement) is terminated or entered into during a calendar year, only the Gross Revenues for the Community under such Management Agreement for the period that such Management Agreement was in

3

effect during such calendar year will be taken into account in determining Portfolio Gross Revenues.

(24)                          “Portfolio IL EBITDA”  means, with respect to any calendar year, the sum of the EBITDAs for the IL Communities as defined and calculated under the IL Management Agreements for such calendar year.  For the avoidance of doubt, if any IL Management Agreement is terminated or entered into during a calendar year, only the EBITDA for the IL Community under such IL Management Agreement for the period that such IL Management Agreement was in effect during such calendar year will be taken into account in determining Portfolio IL EBITDA.

(25)                          “Portfolio IL Expenses”  means, with respect to any calendar year, the sum of the amounts described in Sections 5.01(a) and 5.01(b) of the IL Management Agreements for such calendar year.

(26)                          “Portfolio IL Gross Revenues”  means, with respect to any calendar year, the sum of the Gross Revenues for the IL Communities as defined and calculated under the IL Management Agreements for such calendar year.  For the avoidance of doubt, if any IL Management Agreement is terminated or entered into during a calendar year, only the Gross Revenues for the IL Community under such IL Management Agreement for the period that such IL Management Agreement was in effect during such calendar year will be taken into account in determining Portfolio IL Gross Revenues.

(27)                          “Portfolio IL Incentive Fee” means, with respect to any calendar year, an amount equal to 15% of the amount by which the Portfolio IL EBITDA (prior to the payment of the Portfolio Incentive Fee) for such calendar year exceeds the Portfolio IL Target EBITDA for such calendar year; provided, however, in no event will the Portfolio IL Incentive Fee for any calendar year exceed the lesser of (a) 1.5% of Portfolio IL Gross Revenues for such calendar year, and (b) the amount by which Portfolio IL Gross Revenues for such calendar year exceeds Portfolio IL Expenses for such calendar year.  The Portfolio IL Incentive Fee will be determined based upon the annual financial statements for such calendar year required under the IL Management Agreements, with additional adjustments being made on an annual basis based upon any audits conducted pursuant to any IL Management Agreement.

(28)                          “Portfolio IL Target EBITDA”  means, with respect to any calendar year, the sum of the Target EBITDAs for the IL Communities as defined and calculated under the IL Management Agreements for such calendar year; provided, if any IL Management Agreement is terminated during a calendar year, then Portfolio IL Target EBITDA for that calendar year will be reduced by a pro rata portion of the Target EBITDA for the IL Community under such IL Management Agreement for such calendar year based on the portion of such calendar year that such IL Management Agreement was not in effect, and if any IL Management Agreement is entered into during a calendar year, then Portfolio IL Target EBITDA for that calendar year will be increased by a pro rata portion of the full calendar year Target EBITDA for the IL Community under such IL Management Agreement for such calendar year based on the portion of such calendar year that such IL Management Agreement was in effect.

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(29)                          “Portfolio Incentive Fee” means, with respect to any calendar year, an amount equal to 15% of the amount by which the Portfolio EBITDA (prior to the payment of the Portfolio Incentive Fee) for such calendar year exceeds the Portfolio Target EBITDA for such calendar year; provided, however, in no event will the Portfolio Incentive Fee for any calendar year exceed the lesser of (a) 1.5% of Portfolio Gross Revenues for such calendar year, and (b) the amount by which Portfolio Gross Revenues for such calendar year exceeds Portfolio Expenses for such calendar year.  The Portfolio Incentive Fee will be determined based upon the annual financial statements for such calendar year required under the Management Agreements (other than the IL Management Agreements), with additional adjustments being made on an annual basis based upon any audits conducted pursuant to any Management Agreement (other than any IL Management Agreement).

(30)                          “Portfolio Target EBITDA”  means, with respect to any calendar year, the sum of the Target EBITDAs for the Communities (other than the IL Communities) as defined and calculated under the Management Agreements (other than the IL Management Agreements) for such calendar year; provided, if any Management Agreement (other than any IL Management Agreement) is terminated during a calendar year, then Portfolio Target EBITDA for that calendar year will be reduced by a pro rata portion of the Target EBITDA for the Community under such Management Agreement for such calendar year based on the portion of such calendar year that such Management Agreement was not in effect, and if any Management Agreement (other than any IL Management Agreement) is entered into during a calendar year, then Portfolio Target EBITDA for that calendar year will be increased by a pro rata portion of the full calendar year Target EBITDA for the Community under such Management Agreement for such calendar year based on the portion of such calendar year that such Management Agreement was in effect.

(31)                          “Restricted Payment” means the declaration or payment of any dividend or other distribution of assets, properties, cash, rights, obligations or securities to any person on account of the capital stock of FVE or the purchase, redemption or other acquisition for value of any shares of capital stock of FVE, whether now or hereafter outstanding.

(32)                          “SNF Community” means a Community which is operated exclusively as a standalone skilled nursing facility.

(33)                          “SNH” means Senior Housing Properties Trust, a Maryland real estate investment trust.

(34)                          “SNH Parties” means any subsidiary of SNH that is a party to a Management Agreement.

(35)                          “Tangible Net Worth”  means as to a particular Person and date, the excess of total assets over total liabilities of such Person on such date, each as determined in accordance with GAAP, excluding, however, from total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights thereof, and other similar intangibles, (b) all deferred charges or unamortized debt discount and expense, (c) all reserves carried and not deducted from assets, (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any subsidiary, (e) deferred gain, and (f) any items not

5

included in clauses (a) through (e) above that are treated as intangibles in conformity with GAAP.

(36)                          “Transaction Agreement” means that certain Transaction Agreement, dated as of April 1, 2019, between FVE and SNH.

ARTICLE II
INCENTIVE FEES

2.01.                     Portfolio Incentive Fee.  Commencing with the 2021 calendar year, the SNH Parties that are parties to the Management Agreements (other than the IL Management Agreements) shall pay to the FVE Parties that are parties to the Management Agreements (other than the IL Management Agreements) the Portfolio Incentive Fee for each calendar year during the term of this Agreement.  Payment of the Portfolio Incentive Fee shall be made on the last Business Day of the January following the end of each calendar year, in arrears.

2.02.                     Portfolio IL Incentive Fee.  Commencing with the 2021 calendar year, the SNH Parties that are parties to the IL Management Agreements shall pay to the FVE Parties that are parties to the IL Management Agreements the Portfolio IL Incentive Fee for each calendar year during the Term of this Agreement.  Payment of the Portfolio IL Incentive Fee shall be made on the last Business Day of the January following the end of each calendar year, in arrears.

2.03.                     Allocation of Incentive Fees.  The SNH Parties that are parties to the Management Agreements (other than the IL Management Agreements) shall determine among themselves which portion of the Portfolio Incentive Fee shall be allocable to which Communities provided that all such allocable shares shall equal the Portfolio Incentive Fee.  The SNH Parties that are parties to the IL Management Agreements shall determine among themselves which portion of the Portfolio IL Incentive Fee shall be allocable to which IL Communities provided that all such allocable shares shall equal the Portfolio IL Incentive Fee.

2.04.                     Termination Fee.  In addition to any termination fee owed under the applicable Management Agreement, in the event any FVE Party terminates any Management Agreement as a result of an “Event of Default” by any SNH Party under such Management Agreement, such SNH Party shall pay to such FVE Party, within 30 days of the effective date of such termination, an amount equal to the present value of the portion of the annual payments of the Portfolio Incentive Fee or Portfolio IL Incentive Fee, as applicable, that would have been allocated to the Community that is subject to such terminated Management Agreement during the period from the date of termination to the scheduled expiration date of the initial term of such Management Agreement (not including any extension of the term, but not for a period in excess of 10 years in any event) assuming the annual allocated portion of Portfolio Incentive Fee or Portfolio IL Incentive Fee, as applicable, during such period was equal to the average of the portion of the Portfolio Incentive Fee or Portfolio IL Incentive Fee, as applicable, allocated to such Community in each of the 3 calendar years ended prior to such termination, discounted at an annual rate equal to the Discount Rate (as defined in such Management Agreement).

6

ARTICLE III
TERM AND TERMINATION

3.01.                     Term.  This Agreement shall continue and remain in effect until all Management Agreements terminate or expire for any reason.  Notwithstanding anything in the Management Agreements to the contrary, the right of any FVE Party to extend the term of any Management Agreement pursuant to the provisions of such Management Agreement is conditioned on the Extension Conditions having been satisfied at the time such FVE Party exercises such extension option, provided, however, the exercise of such extension option shall not be effective if, in any 2 calendar years out of the 3 calendar years ending December 31st of the calendar year that is 1 year prior to the expiration of the then current term, the Portfolio EBITDA and Portfolio IL EBITDA, on a combined basis, for such calendar year does not equal at least 97% of the sum of the EBITDAs of the Communities budgeted for such calendar year as identified in the Approved Budgets for the Communities for such calendar year, in which event the Management Agreements shall expire at the end of their then current term in accordance with the provisions of the Management Agreements.

3.02.                     Early Termination Rights.

(1)                                 Notwithstanding anything in the Management Agreements to the contrary, and in addition to any termination rights set forth therein, the SNH Parties shall have the right at any time, without the consent of the FVE Parties or the payment of any termination or other incremental fees to the FVE Parties, to terminate (a) any or all Management Agreements if FVE has made a Restricted Payment such that, after giving effect to such Restricted Payment, (i) FVE’s Tangible Net Worth would be less than $100,000,000, or (ii) FVE’s Liquidity would be less than $20,000,000; and (b) any Management Agreement for (i) any SNF Community, and (ii) any other Community (which Communities shall be selected by the SNH Parties in their sole discretion) in connection with the sale of such Community, provided the aggregate gross sale proceeds for Communities for which the Management Agreements are terminated pursuant to this clause (b)(ii), together with any senior living communities sold by SNH, directly or through one or more of its subsidiaries, pursuant to Section 2.1(6) of the Transaction Agreement, shall not exceed $775,000,000.

(2)                                 Notwithstanding anything in the Management Agreements to the contrary, an SNH Party may not terminate a Management Agreement as a result of the applicable Community being a Non-Performing Asset if such termination would result in the SNH Parties having terminated Management Agreements in the current calendar year as a result of the applicable Communities being Non-Performing Assets representing, in the aggregate, more than 20% of the Portfolio Gross Revenues and Portfolio IL Gross Revenues, on a combined basis, for the calendar year prior to such termination.

ARTICLE IV
ADDITIONAL COVENANTS

4.01.                     Restricted Payments.  From and after the Effective Date, FVE shall not make any Restricted Payment if, after giving effect to such Restricted Payment, (a) SNH would own more than 34.5% of the outstanding FVE Common Shares determined without taking into account any unvested FVE Common Shares or options for or other securities convertible into FVE Common Shares held by persons other than SNH, or (b) FVE Managers would cease to qualify as an “eligible independent contractor” of SNH within the meaning of Section 856(d)(9)(A) of the

7

Code.  In no event shall FVE effect a redemption or repurchase of any FVE Common Shares held by SNH without SNH’s prior written consent.

4.02.                     Additional Independent Director of FVE.  Following the Effective Date, but in any event not later than six months after the Effective Date, FVE shall expand its board of directors to add one additional “Independent Director”, as such term is defined in FVE’s Amended and Restated Bylaws (the “Additional Director”).  The Additional Director shall meet the requirements of an Independent Director, shall have a background and experience that complements the existing FVE board and shall be reasonably satisfactory to SNH.  Following the Effective Date, FVE will provide the SNH board of directors with the resumes of and other information provided to the FVE board with respect to the candidates being considered by the FVE board for the position of the Additional Director and a reasonable opportunity to interview such candidates.  The Additional Director, upon his or her appointment or election, as applicable, will be subject to nomination, re-election and removal as provided with respect to the Independent Directors of FVE in accordance with FVE’s organizational documents and other governance requirements; provided, for so long as any Management Agreement is in effect, FVE will not reduce the number of Independent Directors to less than four.

4.03.                     Financial Statements and Reports.  In addition to the financial statements and reports that the FVE Parties are required to provide to the SNH Parties pursuant to the Management Agreements, promptly upon request by an SNH Party the FVE Parties shall provide to SNH and the SNH Parties, any additional information or reports relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Community, any FVE Party or any of their Affiliates as SNH or any SNH Party may reasonably request, including, without limitation, a Liquidity forecast for FVE.

4.04.                     Acquisitions, Financings and Sales.  At no time during the term of this Agreement may FVE or any subsidiary thereof, directly or indirectly, own, finance or sell, or participate in the ownership, financing or sale of, any real estate property (collectively, the “Properties”) of a type then owned or financed by SNH; provided that if FVE or such subsidiary proposes to enter into any transaction involving the ownership, financing or sale of a Property prohibited by this Section 4.04 (a “Proposed Transaction”), it shall provide notice of the Proposed Transaction to SNH describing the Proposed Transaction in sufficient detail and offer SNH the right to acquire or finance the acquisition of the Property and negotiate in good faith with SNH.  If, after 10 Business Days, FVE and SNH have not reached agreement on the terms of the acquisition, financing or sale, FVE (or such subsidiary) shall be free to acquire, finance or sell such Property itself or with others, free of the restrictions of this Section 4.04.  FVE agrees that irreparable damage would occur if any of the provisions of this Section 4.04 were not performed in accordance with their terms and that SNH’s remedy at law for FVE’s or its subsidiary’s breach of its obligations under this Section 4.04 would be inadequate.  Upon any such breach, SNH shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining FVE or such subsidiary from continuing such breach.  FVE agrees that the period of restriction and the geographical area of restriction imposed upon FVE are fair and reasonable.  If the provisions of this Section 4.04 relating to the period or the area of restriction are determined to exceed the maximum period or areas which a court having jursidiction over the matter would deem enforceable, such period or area shall, for purposes of

8

this Agreement, be deemed to be the maximum period or area which such court determines valid and enforceable.

4.05.                     Restrictions on Ownership; REIT Compliance.  During the term of this Agreement, (a) FVE will not permit the occurrence of any Change in Control of any FVE Party, (b) FVE will not take any action that, in the reasonable judgment of SNH, might reasonably be expected to have an adverse impact on the ability of SNH to qualify as a “real estate investment trust” under the Code, and (c) the FVE Parties will use reasonable efforts to take, or cause to be taken, all appropriate action, as SNH or the SNH Parties may reasonably deem necessary or desirable in connection for SNH to maintain its qualification for taxation as a “real estate investment trust” under the Code.

4.06.                     Third Party Beneficiary.  The FVE Parties acknowledge and agree that SNH is an express third party beneficiary of the provisions contained in this Article IV.

ARTICLE V
MISCELLANEOUS PROVISIONS

5.01.                     Conflicts with Loan Documentation.  The terms and conditions of this Agreement are subject to the requirements set forth in any mortgage or other loan documentation applicable to any Community and to applicable law (collectively, “Other Requirements”).  To the extent there is any conflict between the terms and conditions of this Agreement and any Other Requirements, the provisions of the Other Requirements shall control with respect to the applicable Community and Management Agreement and neither any FVE Party nor any SNH Party shall take, or be required to take as a result of this Agreement, any action that would cause the relevant FVE Party or the relevant SNH Party to be in breach of such Other Requirement.  The SNH Parties will provide to the FVE Parties notice of any loan documents applicable to a Community, which notice will be given prior to such loan documents becoming applicable to the extent practicable.

5.02.                     Addition and Removal of SNH Parties and FVE Parties.  At any time and from time to time, if any new Management Agreement is entered into with a SNH Party or FVE Party that has not executed this Agreement, upon the request of the FVE Parties or the SNH Parties, as applicable, such new SNH Party or FVE Party shall execute an accession agreement confirming the applicability of this Agreement to such new Management Agreement and such new SNH Party or FVE Party.  At any time and from time to time all Management Agreements pursuant to which a SNH Party or FVE Party is a party to this Agreement are terminated, the FVE Parties or the SNH Parties, as applicable, shall execute a release releasing such SNH Party or FVE Party, as applicable, from all obligations under this Agreement relating to periods from and after the effective date of the termination of the last of such Management Agreements.

5.03.                     Notices.

(1)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of electronic confirmation of delivery sent by the sender’s computer, in the case of a notice by electronic mail, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is

9

either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(2)                                 All such notices shall be addressed,

if to any FVE Party, to:

Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Katherine E. Potter, President
E-Mail: kpotter@5ssl.com

If to any SNH Party, to:

Senior Housing Properties Trust
Two Newton Place, Suite 300
255 Washington Street
Newton, Massachusetts 02458
Attn: Jennifer F. Francis, President
E-Mail: JFrancis@rmrgroup.com

(3)                                 By notice given as herein provided, the parties and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice.

5.04.                     Applicable Law; Arbitration.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland, with regard to its “choice of law” rules.  Any “Dispute” (as such term is defined in the Management Agreements) under this Agreement shall be resolved through final and binding arbitration conducted in accordance with the procedures and with the effect of, arbitration as provided for in the Management Agreements.

5.05.                     Severability.  If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

5.06.                     Counterparts, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.07.                     Section and Other Headings; Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or

10

interpretation of this Agreement.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section references are to this Agreement, unless otherwise specified.  The singular and plural use of a defined term shall have the correlative meaning.  The words “including” and “include” shall be deemed to be followed by the words “without limitation.”

5.08.       Assignment.  Any SNH Party may assign this Agreement to any Affiliate (but only as such term is defined in Section 1.01(1)(a) or (c)) of such SNH Party without the consent of the FVE Parties.  No FVE Party shall assign or transfer its interest in this Agreement without the prior written consent of the SNH Parties which may be withheld in the sole and absolute discretion of the SNH Parties.  If the SNH Parties consent to an assignment of this Agreement by any FVE Party, no further assignment shall be made without the express consent in writing of the SNH Parties.

5.09.       Entire Agreement.  This Agreement, together with the Transaction Agreement and the Management Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all previous contracts and understandings between the parties with respect to the subject matter hereof and thereof.

[Signatures page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with the intention of creating an instrument under seal.

FVE PARTIES:

FIVE STAR SENIOR LIVING INC.,
FVE MANAGERS, INC., and
FVE IL MANAGERS, INC.

By:
Katherine E. Potter
President of each of the foregoing entities

SNH PARTIES:

SNH AL AIMO TENANT, INC.,
SNH AL AIMO TENANT II, INC.,
SNH AL CRIMSON TENANT INC.,
SNH AL CUMMING TENANT LLC,
SNH AL GEORGIA TENANT LLC,
SNH AL TRS, INC.,
SNH AL WILMINGTON TENANT INC.,
SNH BRFL TENANT LLC,
SNH CALI TENANT LLC,
SNH CCMD TENANT LLC,
SNH GRANITE GATE TENANT LLC,
SNH GRANITE GATE LANDS TENANT LLC,
SNH GROVE PARK TENANT LLC,
SNH IL PROPERTIES TRUST,
SNH IL JOPLIN INC.,
SNH NORTHWOODS TENANT LLC,
SNH PARK PLACE TENANT I LLC,
SNH PARK PLACE TENANT II LLC,
SNH PLFL TENANT LLC,
SNH SE ASHLEY RIVER TENANT LLC,
SNH SE BARRINGTON BOYNTON TENANT LLC,
SNH SE BURLINGTON TENANT LLC,
SNH SE DANIEL ISLAND TENANT LLC,
SNH SE HABERSHAM SAVANNAH TENANT LLC,
SNH SE HOLLY HILL TENANT LLC,
SNH SE KINGS MTN TENANT LLC,
SNH SE MOORESVILLE TENANT LLC,
SNH SE N. MYRTLE BEACH TENANT LLC,
SNH SE SG TENANT LLC,
SNH SE TENANT TRS, INC.,
SNH TEANECK TENANT LLC,
SNH TELLICO TENANT LLC, and
SNH YONKERS TENANT INC.
[INSERT ANY NEW SNH TRS ENTITIES CREATED AS PART OF THE LEASE CONVERSIONS]

By:
Jennifer F. Francis
President of each of the foregoing entities

SCHEDULE 1

MONTHLY RENT ADJUSTMENT SCHEDULE

Facility ID	Allocated Monthly Rent
32020	$7,231.96
32030	$61,978.37
32040	$0.05
32060	$83,653.60
32070	$0.05
32080	$0.05
32081	$17,656.64
32082	$40,294.54
32083	$0.05
32084	$70,941.76
33010	$59,434.80
33020	$20,373.10
33030	$92,332.34
33040	$78,756.40
33050	$47,198.08
33060	$85,532.63
33070	$62,033.64
35050	$25,453.09
35060	$80,163.46
35070	$0.05
35080	$21,233.71
36010	$12,163.91
36030	$19,627.89
36050	$33,515.69
37010	$10,650.54
37020	$43,603.20
37030	$146,319.38
40020	$3,967.43
40030	$10,141.50
40050	$9,880.24
40070	$8,967.11
40080	$5,479.57
40090	$0.05
40100	$0.05
40110	$47,577.46
41070	$7,509.97
41080	$0.05
41090	$0.05
41091	$62,811.61
41092	$0.05
41093	$152,016.91
41094	$51,757.37
42010	$64,048.30

Facility ID	Allocated Monthly Rent
42020	$58,909.31
43001	$57,659.54
43002	$43,282.94
43003	$0.05
43004	$13,839.26
43006	$49,146.59
43007	$5,823.30
43008	$43,126.43
43012	$19,049.01
43013	$12,922.99
43014	$48,110.09
43015	$58,375.26
43025	$46,932.88
46003	$72,585.26
46004	$60,187.20
46005	$18,835.26
46006	$20,382.00
46007	$70,243.42
46009	$26,497.84
46010	$56,579.77
46011	$37,232.83
46012	$39,387.55
46013	$12,880.16
46014	$75,620.54
46017	$44,695.05
46018	$57,454.90
46019	$41,025.40
46020	$25,821.08
46021	$12,162.18
46022	$29,816.95
46023	$30,304.78
46024	$32,954.85
46025	$161,682.18
46031	$11,128.80
46032	$7,147.13
46034	$118,810.65
46035	$0.05
46036	$0.05
46038	$10,158.39
46039	$135,968.74
46040	$107,446.83
46041	$81,921.13
46042	$101,492.64
46043	$41,316.79
46052	$26,650.65
46053	$35,646.45
48020	$53,138.10

Facility ID	Allocated Monthly Rent
48030	$176,195.56
48040	$28,198.94
50010	$4,860.89
50020	$0.05
50030	$29,736.14
50040	$69,823.76
50050	$88,429.20
54123	$288,752.73
54129	$53,623.84
54130	$52,530.55
54131	$110,350.23
54135	$181,315.23
54137	$40,098.89
54139	$96,619.02
54145	$135,266.48
54147	$139,278.64
54210	$80,318.87
54252	$139,478.44
54254	$269,032.06
54256	$260,338.72
54258	$31,976.28
54601	$46,657.07
54602	$11,387.42
54603	$178,331.33
54608	$207,488.74
54611	$54,609.43
54613	$0.05
54615	$103,896.72
54619	$89,222.20
54621	$173,710.98
54623	$198,624.21
54671	$429,879.76
54672	$238,443.11
54673	$104,122.54
54812	$303,880.29
54840	$195,881.52
60020	$78,216.05
60030	$63,006.82
60050	$55,960.85
60060	$113,279.83
60070	$199,959.91
60080	$94,354.60
60090	$100,260.92
60100	$71,512.18
60160	$99,228.17
60162	$115,668.73
60163	$106,412.47

Facility ID	Allocated Monthly Rent
60164	$86,636.16
60166	$117,859.59
61000	$22,724.01
61001	$28,599.84
61002	$30,907.76
61006	$0.05
61007	$18,938.80
61008	$3,393.81
61009	$44,810.27
61010	$4,107.01
61011	$32,293.74
61012	$26,446.89
61013	$6,056.72
61014	$51,251.49
61015	$32,948.19
61016	$27,211.05
61017	$119,278.08
61018	$96,947.27
61020	$115,320.75
61021	$35,749.73
61022	$10,602.15
61023	$33,385.14
61024	$35,874.75
61025	$27,031.48
61026	$30,161.48
61027	$34,029.53
61028	$23,642.16
61033	$14,399.71
61034	$15,837.68
61035	$41,276.12
61036	$18,975.99
61037	$19,424.10
61038	$21,270.28
61040	$32,299.37
61041	$86,036.97
61042	$72,953.04
61043	$39,391.82
61044	$9,091.77
61045	$84,443.37
61046	$78,561.17
81010	$950.11
82010	$0.05
82040	$0.05
82060	$0.05

$11,000,000.00